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                                                                  EXHIBIT 10.13C

                             SHAREHOLDERS AGREEMENT

                                  by and among

                             PT BINA REKSA PERDANA

                                      and

                     INTERNATIONAL WIRELESS COMMUNICATIONS

                                      and

                           PT DELTONA SATYA DINAMIKA

                                      and

                           PT RAJASA HAZANAH PERKASA



                       HADIPUTRANTO, HADINOTO & PARTNERS
                     Landmark Building Tower  A, 24th Floor
                            Jl. Jend. Sudirman No. 1
                                 Jakarta 12910
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                               Table of Contents


                                                                Page
                                                                ----


1.   PURPOSE OF THE AGREEMENT; CONVERSION OF RHP                  2

2.   CAPITAL OF RHP                                               2

3.   PRIOR TO APPROVAL OF THE AMENDED ARTICLES OF ASSOCIATION     3

4.   FOLLOWING APPROVAL OF THE AMENDED ARTICLES OF ASSOCIATION    5

5.    MANAGEMENT AND SUPERVISION OF THE COMPANY                   5

6.   REPRESENTATION AND WARRANTIES                                8

7.   TRANSITION PERIOD BUSINESS PLAN AND BUDGET                  10

8.   PRE-CONVERSION EXPENSES                                     10

9.   DISTRIBUTION OF PROFITS DURING TRANSITION PERIOD            11

10.  FINANCIAL POLICY                                            11

11.  CONFIDENTIALITY AND NON-DISCLOSURE                          13

12.  EFFECTIVE DATE; TERM AND TERMINATION                        14

13.  ARBITRATION                                                 15

14.  GENERAL PROVISIONS                                          16

     EXHIBIT A                                                   20
     EXHIBIT B                                                   21
     EXHIBIT C                                                   22
     EXHIBIT D                                                   23
     EXHIBIT E                                                   24

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                            SHAREHOLDERS AGREEMENT


This SHAREHOLDERS AGREEMENT (the "Agreement") is made and entered into on this 9th day of November 1995 by and among:

1 PT BINA REKSA PERDANA ("BRP"), a company established and operating under the laws of the Republic of Indonesia, with its principal office at Arthaloka Building, 14th Floor, Jalan Jenderal Sudirman No. 2, Jakarta 10220, Indonesia;

2. INTERNATIONAL WIRELESS COMMUNICATIONS ("IWC"), a corporation organized and operating under the laws of the State of Delaware, United States of America, with offices at 400 South El Camino Real, Suite 1275, San Mateo, California 94402, United States of America;

3. PT DELTONA SATYA DINAMIKA ("DSD"), a company established and operating under the laws of the Republic of Indonesia, with its principal office at Setiabudi Building II, Floor 3A, Jl. HR Rasuna Said, Jakarta 12920, Indonesia; and


4. PT RAJASA HAZANAH PERKASA ("RHP"), a company established and operating under the laws of the Republic of Indonesia, with its principal office at Wisma Pejaten, Jl. Pejaten Barat No. 6, Pasar Minggu, Jakarta, Indonesia.



(IWC and DSD hereinafter collectively, shall be referred to as the "New Shareholders", and the New Shareholders, RHP and BRP hereinafter collectively shall be referred to as the "Parties").


WHEREAS:

(A) As at the date of this Agreement, RHP has authorized and issued capital of Rp. 1.000.000.000,00 (one billion Rupiah) representing 1.000 (one thousand shares) with a nominal value of Rp. 1.000.000,00 (one million Rupiah) per share, with BRP being registered holder of 1000 shares or 100%;

(B) RHP under a revenue sharing arrangement with PT (Persero) Telekomunikasi Indonesia ("TELKOM"), has been authorized to operate a NMT 450 cellular system in certain geographical areas in Jakarta and West Java, covering a number of designated lines for a certain time. RHP requires financing to clear up its
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     financial obligations and to finance the expansion of its network to become a nationwide network and to achieve that objective the Parties have signed an agreement entitled Amendment to the Business Agreement on 17 April 1995 (the "Amended Business Agreement");

(C) To implement to the Amended Business Agreement, the Parties have submitted a Model II.C Application to Badan Koordinasi Penanaman Modal (the Investment Coordinating, Board - "BKPM") for the conversion of RHP into a limited liability company established under Indonesia's Foreign Investment Law No. 1/1967, as amended, and all implementing regulations relating thereto, and further, IWC and DSD have effected the first funding of US$5,000,000 each as committed for Phase I of the Implementation Plan in the Amended Business Agreement;

(D) The Parties have acquired the approval of the competent authorities to change the status of RHP to become a foreign investment company within the framework of Law No. 1 Year 1967, as amended, pursuant to:

     (a) Letter of Approval of the State Minister for the Mobilization of Investment Fund/Chairman of BKPM No. 22/V/PMA/1995 dated 26 May 1995; and

     (b) Letter from BKPM No. 1226/A.6/1995 dated 28 September 1995 on Amendment of Composition of Ownership of Foreign and Indonesian Partners.

(E) BRP, RHP, Bell Atlantic Indonesia, Inc. and PT Panutan Duta have entered into but have not yet fully implemented a Joint Venture Agreement dated 21 April 1993, which agreement, together with its related agreements, have been terminated pursuant to a Sale and Termination Agreement dated 1 October 1995.

NOW THEREFORE, the Parties agree as follows:

1.  PURPOSE OF THE AGREEMENT; CONVERSION OF RHP

1.1  The purpose of this Agreement is to set forth the terms and conditions of
      (i) the Parties' respective financial investments in RHP; (ii) the agreements of the Parties relating to capitalization, share transfers, management and operation of RHP; and (iii) certain other matters.

1.2 Concurrently with execution of this Agreement, BRP and RHP shall convene an extraordinary general meeting shareholders of RHP with an agenda including the following matters, without limitation:

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      (a)  to increase RHP's authorized capital from Rp.1.000.000.000,00 to
           Rp.25.000.000.000,00 (or equivalent value of US$11,061,947) and, issue that authorized capital to the Parties in the proportions as described in Article 2;

      (b) to amend RHP's Articles of Association to become in form and substance as attached hereto as Exhibit A (such amended Articles of Association, the "Amended Articles of Association"). BRP and RHP shall take such steps as are appropriate and reasonable to assure that the Amended Articles of Association are filed with and approved by all necessary governmental authorities.

2.    CAPITAL OF RHP

2.1   Upon approval by the Minister of Justice to the Amended Articles of
      Association:

      (a) RHP shall have authorized capital ("Authorized Capital") of Rp.25.000.000.000,00 - twenty five billion Rupiah (or equivalent value of US$11,061,947.00 - eleven million sixty one thousand nine hundred and forty seven United States Dollar), divided into 25,000 (twenty five thousand)registered shares ("Shares"), each share having a nominal value of Rp.1.000.000,00 - one million Rupiah (or equivalent to US$442.00 - four hundred and forty two United States Dollar). The Parties acknowledge that the exchange rate to be used to determine the Rupiah equivalent of the corresponding value in United States dollar under this Agreement will be Rp.2.260,00 equivalent to US$1.00;

     (b) IWC and DSD have effected the second funding by IWC and DSD, as required in the Amended Business Agreement, in the amount of:

          (i) US$5,000,000 (five million United States Dollar) from IWC, the receipt of which is hereby acknowledged; and

          (ii) US$5,000,000 (five million United States Dollar) from DSD, the receipt of which is hereby acknowledged,

          and RHP shall cause these amounts to be converted to 6,250 shares of the Authorized Capital in the name of IWC and DSD, respectively, amounting to Rp.6.250.000.000,00 - six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty, five

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          million four hundred and eighty seven United States Dollar) of nominal value for each of IWC and DSD; and

     (c) BRP, in addition to its current shareholding, shall subscribe to 11,500 shares of the Authorized Capital, amounting to Rp. 11.500.000.000,00 eleven billion five hundred million Rupiah (or equivalent to US$5,088,496 - five million eighty eight thousand four hundred and ninety six United States Dollar) of nominal value.

2.2 The registered shareholding and ownership of RHP upon the occurrence of all the events specified in Article 2.1 shall become as follows:

     BRP:  12,500 shares (50% of the total outstanding Shares)
     IWC:  6,250 shares (25% of the total outstanding Shares)
     DSD:  6,250 shares (25% of the total outstanding Shares)


3.   PRIOR TO APPROVAL OF THE AMENDED ARTICLES OF ASSOCIATION

3.1 In addition to the provisions of this Agreement, which shall be applicable to the Parties as of the execution hereof, as of the execution of the Amended Articles of Association, the relationship between the Parties shall also be governed by the Amended Articles of Association.

3.2 Upon execution of the Amended Articles of Association, but prior to its approval by the Minister of Justice (the "Transition Period"):

     (a) any references to shareholders shall be applicable to the Parties in accordance with the shareholding ratios set out in Article 2.2, and any references to meetings of shareholders shall mean meetings of the Parties as new shareholders;

     (b) any references herein to the Direksi and its members shall be applicable to the persons appointed in the Amended Articles of Association as the new Direksi, whose members shall serve as the Transitional Management Board in managing the affairs of RHP, having the same function as the Direksi and its members according to the Amended Articles of Association;

     (c) any references herein to the Dewan Komisaris and its members shall be applicable to the persons appointed in the Amended Articles of Association as the new Dewan Komisaris, whose members shall serve as the Transitional Supervisory Board in

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          supervising the management of RHP, having the same function as the
          Dewan Komisaris and its members according to the Amended Articles of Association;

3.3 To give legal effect to the authority of the respective Transitional Management Board and the Transitional Supervisory Board, it is agreed that immediately upon the commencement of the Transition Period:

     (a) the members of the Direksi of RHP who were elected prior to conversion shall each delegate to the Transitional Management Board sufficient powers to manage the activities of RHP during the Transition Period. Such delegations shall be substantially in the form of the Minutes of Meeting as appended as Exhibit B; and

     (b) the members of the Dewan Komisaris of RHP who were elected prior to conversion shall jointly delegate to the Transitional Supervisory, Board sufficient powers to supervise the management of RHP by the Transitional Management Board during the Transition Period. Such delegations shall be substantially in the form of the Minutes of Meeting appended hereto as Exhibit C.

     It is hereby agreed by BRP and RHP that such delegations of authority during the Transition Period shall not be withdrawn without prior mutual consent of the Parties.

3.4 Without prejudice to the delegations of authority provided for in this Article, immediately following execution of the Amended Articles of Association, the Direksi and Dewan Komisaris of RHP shall assist the Transitional Management Board to obtain any license, permit or approval and shall register with the tax and other competent authorities as required by prevailing laws and regulations or otherwise as necessary for RHP to undertake its business in accordance with its purposes and objectives as set forth in the Amended Articles of Association and this Agreement.

3.5 It is agreed that during the Transition Period, RHP and BRP shall jointly, and severally indemnify and hold harmless each of the New Shareholders for any loss, damage or liability sustained by it or them in excess of the capital invested by each of them as a result of any claims brought against RHP, IWC and DSD in connection with their respective investment in or lending to RHP except to the extent such loss, damage, liability, or claim was the result of reckless or willful misconduct of the Party(ies) against whom the claim is brought.

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4.   FOLLOWING APPROVAL OF THE AMENDED ARTICLES OF ASSOCIATION

4.1 Immediately upon approval of the Amended Articles of Association by the Minister of Justice, the Parties shall cause the Direksi of RHP to:

     (a) register the approved Amended Articles of Association (together with its approval by the Minister of Justice) with the District Court having jurisdiction over RHP's domicile or in the Company Register maintained by the Department of Trade, as applicable, having due consideration to the enactment of the new Company Law, Law No.1 of 1995;

     (b) publish the Amended Articles of Association (together with its approval by the Minister of Justice and the registration with the District Court or in Company Register, as applicable) in the State Gazette of the Republic of Indonesia; and

     (c) complete any other registration and obtain any other license required by prevailing laws and regulations or required for RHP to undertake its business in accordance with its purposes and objectives as set forth in its Amended Articles of Association.

4.2 Not later than 60 (sixty) calendar days after approval of the Amended Articles of Association by the Minister of Justice, the Parties shall cause the Direksi of RHP to hold the first Extraordinary General Meeting of Shareholders of RHP in order to:

     (a) ratify the appointment of the members of the Direksi and Dewan Komisaris of RHP appointed in the Amended Articles of Association; and

     (b) decide other matters in accordance with the provisions of the Amended Articles of Association.

4.3 It is expressly agreed that at any time before or after approval of the Amended Articles of Association by the Minister of Justice, RHP shall only engage in activities for which the appropriate/required registration, approval, license or consent has been obtained and is subsisting, and RHP shall use its best efforts to preserve its business organization intact and will preserve the goodwill of its subscribers, suppliers and others having business relations with it.

5. MANAGEMENT AND SUPERVISION OF THE COMPANY

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5.1  In accordance with the Amended Articles of Association, RHP shall be managed by a Direksi consisting of 3 (three) members, under the supervision of a Dewan Komisaris consisting of 4 (four) members.

5.2 The Parties shall cause the General Meeting of Shareholders that elects members of the Direksi and Dewan Komisaris to elect the person recommended by shareholder(s) entitled to nominate persons for the position concerned, as described below:

     (a) BRP shall be entitled to nominate 1 (one) member of the Direksi who will become the President Director, while IWC and DSD shall each be entitled to nominate 1 (one) member of the Direksi; and

     (b) BRP shall be entitled to nominate 2 (two) members of the Dewan Komisaris, including the President Komisaris, IWC and DSD will each be entitled to nominate 1 (one) member of the Dewan Komisaris.

5.3 The quorum for meetings of the Direksi shall be 3 (three) Directors present or represented and, except as provided in Article 5.5, the decisions of the Direksi shall be adopted by a simple majority of the Directors present or represented at a duly held meeting in which a quorum is present. The meeting shall be conducted in the English language.

5.4 The quorum for meetings of the Dewan Komisaris shall be 4 (four) members present or represented and, the decisions of the Dewan Komisaris shall be adopted by a simple majority of the Komisaris present at a duly held meeting in which a quorum is present. The meeting shall be conducted in the English language.

5.5 Notwithstanding the provisions of Article 5.3, the Parties agree that the affirmative vote of all members of the Direksi shall be required for the following actions:

     (a)  designation of and change to RHP bank account signatories;

     (b) loans, guarantees or trade credits to third parties in amounts exceeding US$25,000, whether in a single or a series of related transactions;

     (c) contracts, agreements or transactions with any shareholders of RHP or with any of their affiliated companies which involve amounts in annual value in excess of US$75,000 in a single or a series of related transactions;

     (d)  determining employee compensation guidelines;

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     (e)  any expenditure greater than the Rupiah equivalent of US$250,000, provided that expenditures approved in the approved annual business plan or approved budget shall not be regarded as expenditures for the purpose of this provision;

     (f) material amendments to the authorization policies as set forth from time to time by the General Meeting of Shareholders;

     (g) acquiring by purchase, lease or any other method movable or immovable property having a price (in the case of leasing, an annual lease price) in excess of the equivalent in any currency of US$250,000 (two hundred and fifty thousand United States dollars) for any individual transaction and US$1,000,000 (one million United States Dollars) in the aggregate per year or such amount as otherwise approved by the Dewan Komisaris from time to time;

     (h) selling or disposing of movable or immovable property having a value exceeding the limit from time to time determined by the Dewan Komisaris;

     (i) participating in any other business enterprise, including without limitation establishing any subsidiary, without prejudice to any approvals that may be required from competent authorities;

     (j)  establishing lines of credit or other credit facilities; and

     (k) entering into, amending or terminating contracts in which the goods and/or services to be purchased, sold or leased having a value in excess of the equivalent in any currency of US$250,000 (two hundred and fifty thousand United States dollars) for any individual transaction and US$1,000,000 (one million United States dollars) in the aggregate per year, or such amount as otherwise approved by the Dewan Komisaris from time to time;

5.6 The Direksi shall represent RHP within and outside the Courts of Justice with regard to all matters and is entitled to take all actions pertaining to management and ownership affairs. Prior approval by the Dewan Komisaris either in a meeting or by circular resolution in lieu of meeting shall be required for the following actions:

     (a) borrowing any money (provided that drawing money from an established credit or loan account which has been so

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          approved shall not be regarded as borrowing for the purpose of this provision);

     (b) binding RHP as guarantor and/or extending loans to or on behalf of third parties;

     (c) granting any hypothecation, fiduciary transfer of proprietary rights for security purposes, pledge or other security interest or priority claim in any property or assets of RHP;

     (d)  issuing interim dividends;

     (e) transferring, acquiring or granting any licenses, sublicenses or rights with respect to telecommunication technology, technical know-how, trade secrets, patents, copyrights, trademarks, tradenames or other intellectual property;

     (f) undertaking any new business or substantially expanding any existing business;

     (g)  issuance of securities by RHP on a stock exchange;

     (h)  writing off any accounts receivables or releasing any claims of RHP.

5.7 The Parties agree that, subject to compliance with the Articles of Association, RHP's assets may be used to secure RHP's obligations with respect to any borrowed money or other credit facilities. Each party agrees that, should any shareholder guarantees be required to secure such additional financing, each party will guarantee that percentage of such financing as equals its percentage share ownership of RHP.

5.8  On or before November 1 of each calendar year, the Direksi shall finalize:
     (i) the annual business plan, (ii) the annual budget, including capital and operating expenditures; and (iii) the annual marketing plan. Adoption of these plans by the meeting of Direksi shall be by majority vote.

5.9 Except as otherwise agreed in accordance with Article 5.5, the designated Chief Operating Officer (COO) shall be authorized by the Direksi to be the joint signatory along with the President Director on all bank accounts of RHP. The Parties agree to cause the Direksi to adopt all such measures and execute all such authorizations, documents and delegations of authority as are required to implement at an effective management level the


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     authorization policy with respect to purchase commitments, payment authorization and disbursements.

5.10 With respect to participation in any other business enterprise in which RHP has an equity interest, the Parties agree that participation in and exercise of any management decision making at the Direksi level and participation in and exercise of any supervisory functions at the Dewan Komisaris level in any such enterprises by RHP shall at all times evidence a single voting block reflecting the affirmative approval of all Parties.


6.   REPRESENTATION AND WARRANTIES

6.1  Each of the Parties hereby represents and warrants as follows:

     (a)  this Agreement shall constitute its legally binding obligation;

     (b) there is no provision of any existing law, rule, mortgage, indenture, contract, financing statement, agreement or resolution binding on it that would conflict with or any way prevent the execution, delivery, or carrying out of the terms of this Agreement or any other document or agreement referred to herein; and

     (c) each of the Parties shall comply with the provisions of all applicable national, federal, state, provincial, and local laws, ordinances, and regulations of the United States of America and the Republic of Indonesia, as applicable, and any other governmental entity having jurisdiction over the activities being carried out under this Agreement, including without limitation all provisions of the United States Foreign Corrupt Practices Act (the "Act"). In addition, each of the Parties represents and warrants neither it nor its affiliates, nor any officer, director, shareholder, representative, employee, or agent thereof, has made or will make, or cause to be made, in connection with this Agreement and the course of action contemplated by it, any payments, loans or gifts of any money or anything of value, directly or indirectly, (i) to or for the use or benefit of any official or employee of any government, (ii) to any political party or official or candidate thereof, (iii) to any other person either for an advance or reimbursement if it knows that any part of such payment, loan or gift will be directly or indirectly given or paid by such other person, or will reimburse such other persons for payments, gifts or loans previously made, to any governmental official or political party, or candidate of official thereof, or (iv)

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          to any other person or entity, the payment of which would violate the laws, or regulations having the force of law, of the United States of America or the Republic of Indonesia or any other governmental entity having jurisdiction over the activities being carried out under this Agreement.

6.2  RHP and BRP each represent and warrant to the New Shareholders that:

     (a) as at the date of this Agreement, RHP has authorized and issued capital of Rp. 1.000.000.000,00 (one billion Rupiah) representing
          1.000 (one thousand shares) with a nominal value of Rp. 1.000.000,00 (one million Rupiah) per share, with BRP being registered holder of 1000 shares or 100%, and that there are no outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments obligating RHP to issue any shares of or other equity interests in, or securities or rights convertible into or exchangeable for shares of or other equity interests in RHP, except as provided in the Amended Business Agreement and this Agreement;

     (b) RHP's financial statements consisting of income and loss statements for the years ending 31 December 1993 and 31 December 1994, audited by Drs. Siddharta & Siddharta, a registered public accountant and attached hereto as Exhibit D present fairly the financial condition, assets, liabilities, obligations and results of operations of RHP as of their respective dates and periods, and are correct and complete in all material respects, and have been prepared in accordance with generally accepted accounting principles. Except as disclosed in those financial statements, there are no undisclosed liabilities of RHP;

     (c) RHP has good and valid title to all of the assets reflected in the Financial Statements referred to in sub-paragraph (b) above, and such assets constitute all of the assets at any time owned by RHP relating to or usable in connection with its business;

     (d) the total outstanding liabilities (including tax liabilities, but excluding the amount set forth in Exhibit E) of RHP is as set forth in the financial Statements referred to in sub-paragraph (b) above. Any liabilities in excess of such amounts listed in Exhibits D and E shall be the sole responsibility of BRP; and

     (e) all monies owed, if any, by RHP to its former shareholders, is fully repaid, except for the amounts referred to in the

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          Tahir Debt Repayment Schedule attached as Exhibit E, which shall be paid by RHP.

6.3 The Parties covenant that the foregoing representations and warranties shall be true and accurate as of the date of this Agreement, it being understood that each and all of the RHP and BRP indemnifications, representations and warranties provided in this Agreement are of the joint and several nature.


7.   TRANSITION PERIOD BUSINESS PLAN AND BUDGET

7.1 Promptly but in any event no later than 30 (thirty) days following the commencement of the Transition Period, the Transitional Management Board shall submit to the New Shareholders for their review and approval a business plan.

7.2 The business plan shall be a plan for the implementation, expansion and operation of RHP's business and shall include, at a minimum, the following items:

     (a) Schedules for the expansion of the NMT 450 Mhz cellular system and of any additional lines and any other areas of RHP's business;

     (b) Schedules for the procurement of supplies, equipment and services by RHP;

     (c)  Schedules of the staffing requirements of RHP;

     (d)  Schedules of the capitalization and financing requirements of RHP;

     (e) Schedules and descriptions of marketing and sales projections and strategies;

     (f) Schedules for the pricing of services provided by RHP; and Schedules and descriptions of projected financial results of RFIP; and

     (g)  Recommendations for the dividend policy for the current fiscal year.

8.   PRE-CONVERSION EXPENSES

8.1  The following pre-conversion expenses shall be borne by RHP:

     (a) all fees and expenses of the notary in Indonesia relating to the execution of the Amended Articles of Association, the

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          application to the Ministry of Justice for approval to the Amended
          Articles of Association, and for obtaining such approvals, and any other documents or actions related to the foregoing;

     (b) any fees, taxes, duties or other costs relating, to any matter referred to in points (a); and

     (c) any other expenses that the General Meeting of Shareholders of RHP determines to be treated as pre-conversion expenses of RHP.

8.2 All other expenses in respect to this Agreement incurred by each party shall be borne by such party, including without limitation:

     (a) all fees and expenses of their respective legal counsel relating to the preparation and execution of this Agreement, the Amended Articles of Association or any agreement referred to herein or relating to the conversion of RHP and any agreements to be entered into by RHP and third parties which are related to this conversion; and

     (b) any fees, taxes, duties or other costs relating to any matter referred to in paragraph (a) above.


9.   DISTRIBUTION OF PROFITS DURING TRANSITION PERIOD

     During the Transition Period and within 20 (twenty) days following the end of each fiscal quarter, the Direksi shall determine the amount of Distributable Cash (as defined below) of RHP for such quarter and shall distribute, unless otherwise agreed to in writing by the Parties, the whole amount in the following manner:

     (a) during the Transition period, to each of the Parties in accordance with their respective investment interests in RHP as reflected in
          Article 2.2 of this Agreement; and

     (b) following the Transition Period, in accordance with their respective shareholding interest in RHP and pursuant to the provisions on dividends contained in the Amended Articles of Association.

      The term "Distributable Cash" shall only be applicable during the Transition Period and shall mean undistributed net earnings of RHP.

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 10.  FINANCIAL POLICY

 10.1 Access to the Books, Records and Facilities

     Each party and its representatives shall have full and complete access to the books, records and facilities of RHP at any time during normal business hours and upon reasonable notice for the purpose of inspection, examination and copying or any other reasonable purpose, and the cooperation of RHP and the members of the Dewan Komisaris and Direksi and employees shall be extended for such purposes. The financial statements of RHP shall be kept in the English language to the extent deemed cost-effective by the Direksi and as permitted under applicable laws. The minutes of corporate meetings of the Direksi, Dewan Komisaris and General Meeting of Shareholders shall be kept in the English language.

 10.2 Financial Policy Control and Reporting

     (a)  Reports.  For purposes of adequately informing the Parties, the
          -------
          Direksi shall be charged to provide each party with the following:

          (i) monthly financial statements of RHP, including an income statement and a statement of cash flows and a balance sheet (collectively the "Financial Statements"), not later than 10
               (ten) working days after the end of the following month. This monthly financial statement shall include summary financial and operating data, an explanation of any major budget variances, as well as discussion of operational challenges and accomplishments and the delineation of key issues under consideration by the Direksi.

          (ii) not later than 90 (ninety) days after the end of each fiscal year, audited annual Financial Statements of RHP prepared in accordance with generally accepted accounting principles consistently applied together with an unqualified opinion of RHP's Auditor (as defined below) and accompanied by supplemental schedules showing any adjustments required in such Financial Statements that would be required in order to conform such Financial Statements to United States' generally accepted accounting principles;

          (iii) by the end of each fiscal year the annual business plans prepared by the Direksi; and

          (iv) such other records, reports and data as each party may reasonably request for compliance with its legal and contractual obligations.

     (b)  Fiscal Year; Books of Account.  RHP shall have a calendar fiscal year.
          -----------------------------
          RHP shall keep full and accurate books of account, which shall be kept in accordance with generally accepted accounting principles. At the end of each fiscal year of RHP, the books shall be examined at RHP's expense by RHP's external public auditor (the "Auditor"). The Auditor shall be appointed by the Parties at an Annual General Meeting of Shareholders from among recognized accounting firms licensed in Indonesia which have an international affiliation.

     (c)  Tax Matters.  The Direksi shall approve all tax elections and tax
          -----------
          accounting methods adopted by RHP for income tax purposes, and all agreements and settlements proposed to be entered into with the Indonesian government as a result of an audit or examination of RHP's Indonesian tax returns.

     (d)  Other.  Any party may at its own expense conduct periodic compliance
          -----
          audits of RHP with respect to, by way of illustration only in the case of the New Shareholders, matters relating to the Act, MFJ, U.S. export control regulations and company employee codes of conduct. It is further agreed that if reporting for financial, tax, corporate, or legal compliance matters should become particularly onerous and for the benefit solely of one of the Parties, then the Direksi shall be entitled to bill such services rendered to the party concerned based on a calculation of reasonable costs under the circumstances.


11.  CONFIDENTIALITY AND NON-DISCLOSURE

11.1 The Parties shall maintain in confidence the contents of this Agreement and shall not disclose the same, or any part hereof, without the written consent of the other Party(ies), except as may be otherwise required by law, regulation or effective government policy.

11.2 All Proprietary Information disclosed by one party to the other in the course of performing this Agreement shall remain the property of and be deemed proprietary to the disclosing party. For purposes of this Article 11, "Proprietary Information" shall mean any technical data, including computer software and computer programs, design information, architectural drawings, customer usage patters, engineering diagrams or any other similar information in tangible or recorded form, or other non-public, confidential or proprietary information in tangible form, including marketing data and business plans, or any know how and other intangible information, which is disclosed by one party to the other in the course of performing this Agreement, and which, if in tangible form, is stamped or otherwise marked to indicate its confidential nature or, if in intangible form, is confirmed in writing as confidential or proprietary information within ten (10) business days of disclosure. The receiving party agrees: (a) to receive and hold such Proprietary Information in strict confidence; (b) to accord such Proprietary Information the protection that major U.S. corporations customarily accord their own closely held, confidential and proprietary information; (c) to hold such Proprietary Information in trust for the disclosing party; and (d) to use such Proprietary Information solely and exclusively in accordance with the terms of this Agreement in order to carry out the purposes of RHP. Except as otherwise provided in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Proprietary Information disclosed hereunder. No disclosure of any Proprietary information pursuant to this Article 11 shall be construed as a public disclosure of such Proprietary Information by either party for any purpose whatever.

11.3 Notwithstanding the provisions of Article 11.1, neither party shall he liable for disclosure or use of Proprietary Information belonging to any other party if the same:

     (a)  was properly in the public domain at the time it was disclosed;

     (b) was properly known to and available for use by the receiving, party and recorded as such in its files at the time of receipt;

     (c) is proven by the receiving party by appropriate documentation to have been independently developed by the receiving party;

     (d) is proven by the receiving party by appropriate documentation to have become properly known to the receiving party from a source other than the disclosing party without breach, to the knowledge of the receiving party, of any confidentiality obligation by the receiving party; or

     (e) is publicly released in response to a subpoena, court order or other legal process under circumstances in which a protective order or confidentiality agreement has been requested but rejected by the appropriate judicial or other lawful authority.

11.4 Notwithstanding the provisions of Article 12, the provisions of this
     Article 11 shall continue to apply for a period of two (2) years:

     (a) to each of the Parties and to any individual or entity who becomes a party to this Agreement after such party, individual or entity is no longer a party, hereto; or

     (b)  if this Agreement is terminated, expired or canceled.

     Further, it is agreed that upon termination, expiration or cancellation of this Agreement, the receiving party shall, at the disclosing party's option, return or destroy all Proprietary Information received from the disclosing party, and shall destroy all analyses, compilations, forecasts, studies and other documents based upon such Proprietary Information, to the extent they include Proprietary Information. The restrictions contained herein on the disclosure or use of information shall survive through the termination, expiration or cancellation of this Agreement, regardless of the manner in which this Agreement is terminated, expired or canceled.

11.5 The foregoing provisions of Article 11 shall not be interpreted to prevent any party, provided that it is entitled under the Amended Articles to sell all or any of the Shares it owns to third parties, from disclosing to potential third party purchasers information relating RHP and its operations so long as prior to the disclosure the party intending to sell the Shares has obtained in writing an agreement from the third party not to disclose such information to other persons, and to use such information only for the purpose of evaluating whether or not to acquire the Shares being offered for sale.


12. EFFECTIVE DATE; TERM AND TERMINATION

12.1 This Agreement shall become effective on the date of the occurrence of the last of the following events (the "Effective Date"):

       (a)  this Agreement shall have been executed by all the Parties; and

       (b) this Agreement and the transactions contemplated hereby shall have received the requisite corporate approvals of the New Shareholders;

      and shall remain in effect as to each individual or entity who is or becomes a party as long as such individual or entity funds shares in RHP;

 12.2 This Agreement may be terminated at any time upon agreement of all persons or entitles who are Parties. The Parties expressly waive Article 1266 of the Indonesian Civil Code to the extent necessary to effect termination of this Agreement as provided herein without judicial involvement.

 12.3 Should one party (referred to in this Article 12.3 as the "Defaulting Shareholder"):

      (i) enter into any voluntary arrangements with creditors, appoint receivers or liquidators, become insolvent, file, or have filed against it a petition to be declared bankrupt or be the subject of a similar proceeding, which petition is not revoked, or lifted or denied by the court, within 60 (sixty) calendar days after the date such petition was filed; or

     (ii) breach any provision of this Agreement that has a material impact on RHP's ability to perform its business or which jeopardizes the rights of Parties not in breach as contemplated hereunder, and which breach is not cured within 60 (sixty) calendar days after written notice to cure from any other party; or

     (iii)breach any material provision of any other agreement with RHP, which breach is not cured within 60 (sixty) calendar days after written notice to cure from any other party;

     then, subject to applicable laws and regulations, the party(ies) who is
     (are) not so insolvent, in bankruptcy proceedings, or in breach shall be entitled, at its (their) option and upon written notice to the Defaulting Shareholder, to purchase (or cause its (their) lawful designee to purchase) on a pro rata basis the shares of RHP held by the Defaulting Shareholder at a price and on terms and conditions in accordance with the provisions on transfer of shares set forth in the Articles of Association. In the event there is more than one party not insolvent, in bankruptcy proceedings or in breach, such parties shall determine by vote whether to exercise the rights hereunder, with each such party being entitled to vote in accordance with the number of shares it owns.

12.4  The Parties further agree that:

     (a) if the Parties in good faith conclude that the continuation of RHP no longer will be feasible because of a deadlock in the Direksi or Dewan Komisaris; or

     (b) if legal or political reasons arise in the USA or in the Republic of Indonesia which have a material adverse financial effect on RHP;

     then the Parties will discuss the means of winding up the Company. If the Parties are unable to agree within 90 (ninety) days as to the manner in which the assets of RHP are to be distributed to the Parties, then RHP shall be dissolved and all of the assets owned by RHP shall be liquidated and sold and the proceeds realized from liquidation distributed in accordance with the procedures set forth in the Amended Articles of Association and Indonesian company law.


13.  ARBITRATION

13.1 The Parties each agree that any dispute arising out of or in connection with this Agreement, including without limitation any question regarding its existence, validity, termination, or the rights or obligations of either of them, that cannot be settled amicably within 30 (thirty) days after it has been first raised in writing shall be settled by arbitration under the Arbitration Rules of the Singapore International Arbitration Center (the "Rules") and the provisions of this Article 13.

13.2 The arbitration shall be conducted in Singapore at the facilities of the Singapore International Arbitration Center by three arbitrators appointed in accordance with the Rules. Any notice of arbitration, response or other communication given to or by a party to the arbitration shall be given and deemed received as provided in the Rules. The costs of the arbitration shall be determined and paid by the parties to the arbitration as provided in the Rules.

13.3 The Parties agree not to institute any legal proceedings arising out of or in connection with this Agreement, except only as provided in this Article 13 and then only to enforce in any court having jurisdiction any award rendered by the arbitrators. In the event any legal proceedings are instituted in any court to enforce any arbitration award, the party against whom enforcement of that arbitration award is sought shall pay all costs, including without limitation the costs of legal counsel and translation fees, of the party seeking to enforce the arbitration award.

14.  GENERAL PROVISIONS

14.1 Throughout the term of this Agreement, neither BRP or any of its affiliates shall, whether alone or in conjunction with any third party, in any manner, without the prior written consent of the other Parties, participate, either directly or indirectly, in the ownership, financing, implementation, expansion or operation of wireless communications, transmission, manufacturing or distribution services in Indonesia, except through RHP in accordance with this Agreement.

14.2 Neither this Agreement nor any interest herein may be assigned, in whole or in part, by any party without the prior written consent of each of the other parties, except that without securing such prior consent but upon advance written notice, IWC shall have the right to assign this Agreement to any of their affiliates.

14.3 All notices, requests, consents, demands and other communications required or contemplated under this Agreement ("Notices") shall be in writing and
     (i) personally, delivered, or (ii) sent by air courier (for delivery within 4 (four) business days after sending), shipping prepaid, or (iii) sent by facsimile transmission, addressed as follows:

     If to BRP, addressed to:

           PT BINA REKSA PERDANA
           Arthaloka Building, 14th Floor
           Jalan Jenderal Sudirman No. 2
           Jakarta, Indonesia
           Facsimile:  (62-21) 5700-861
           Attention: President Director

      If to IWC, addressed to:

           INTERNATIONAL WIRELESS COMMUNICATIONS
           400 South El Camino Real, Suite 1275
           San Mateo, California 94402
           United States of America
           Facsimile:
           Attention:

      If to DSD, addressed to:

          PT DELTONA SATYA DINAMIKA
          Setiabudi Building II, Floor 3A
          Jl. HR Rasuna Said

          Jakarta 12920, Indonesia
          Facsimile: (62-21)
          Attention: President Director

     If to RHP, addressed to:

          PT RAJASA HAZANAH PERKASA
          Wisma Pejaten
          Jl. Pejaten Barat No.6, Pasar Minggu
          Jakarta 10210, Indonesia
          Facsimile:  (62-21) 7800 520
          Attention: Director (Chief Operating Officer)

     or such other persons or address as any party may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or, if sent by air courier, 4 (four) business days after such sending, or if sent by facsimile transmission, 1 (one) business day after the transmission. All notices and other communications among the Parties Hereunder shall be in the English language.


14.4 This Agreement shall be exclusively governed by and construed in accordance with the laws of the Republic of Indonesia, regardless of its place of negotiation, execution or performance and regardless of any conflicts of laws or rules which would require the application of the laws of another jurisdiction, except for matters which pertain to the MFJ (as defined below) which shall be construed in accordance with the laws of the United States.

14.5 Each of the Parties acknowledges that IWC and its parent company are subject to the Modified Final Judgment ("MFJ") as entered in United States
     v. American Telephone & Telegraph Co. CA.82-0192, August 25, 1982, and as amended from time to time. The Parties agree that they will take any and all such actions as they are reasonably able to take to ensure that IWC's share ownership in RHP and participation in the transaction contemplated in this Agreement does not cause it to be in violation of the MFJ.

14.6 This Agreement shall be binding upon the Parties and their successors and permitted assigns.

14.7 The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, non-binding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the Parties, to the extent reasonably, necessary, to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, non-binding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the Parties to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement if doing so would not change the basic intent of the Parties, and (if such provision is so stricken) the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect. To the extent permitted by applicable law, the Parties waive any provision of law which renders any provision hereof unenforceable in any respect.

14.8 No party (the "Non-performing Party") shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, fire, storm, tempest, flood, earthquake, riot, civil commotion, civil war, rebellion, revolution, insurrection, military or usurped power, aircraft, strikes, labor disputes, or other similar cause beyond the control of the Non-performing Party; provided, however, that the delay or failure in performance could not have reasonably been foreseen or provided against by the Non-Performing Party; and provided further that the Non-Performing Party exercises such diligence as the circumstances may require. In the event a force majeure condition occurs which prevents performance by the Non-Performing Party for sixty (60) days or longer, then this Agreement or the affected part thereof shall, at the option of the party adversely affected by the force majeure condition, be suspended for the duration of the force majeure condition.

14.9 This Agreement, together with its Exhibits and the Amended Business Agreement supersede any other written agreements, letters of intent, memoranda of understanding and any other written understandings or oral arrangements among the parties. Changes, modifications, amendments, supplements, alterations and additions to this Agreement shall be mutually agreed in writing. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties, their permitted successors and assigns and they shall not be construed as conferring any rights on any other persons.

14.10 Each of the Parties shall be deemed at all times to be an independent contractor and as such, during the term of this Agreement, its employees shall at all times remain under its sole control. The Parties shall not be deemed to be partners or joint venturers or agents of each other for any purpose whatsoever or to be sharing profits and losses arising out of the efforts of any such Parties except to the extent provided in this Agreement.

14.11 No licenses, express or implied, under any patents, copyrights, trade secrets, trademarks, service marks or other intellectual property rights are granted by any party or any of its affiliates under this Agreement. RHP shall not adopt or register any trademarks, trade names or service marks which are identical or confusingly similar to, or imitations of, those of any of the Parties or any of their affiliates, without the express written consent of the relevant party or the relevant affiliate.

14.12 A waiver by any party of any right it may have under this Agreement shall be effective only if made expressly and in writing duly signed by the party granting the waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted under this Agreement or of the future performance of any such term, covenant or condition, but the obligations of the Parties with respect thereto shall continue in full force and effect.

14.13 The headings contained in this Agreement have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender, when the context so requires. The term "person" as used herein refers to a natural person, a corporation, a partnership, a joint venture or joint operation, a limited liability company, a governmental entity or agency, or other company, entity or association, as the context requires.

14.14 The Parties shall promptly take the necessary actions and execute such further or other documents in such manner as to ensure that the provisions, intent, and spirit of the Amended Business Agreement, this Agreement and the Amended Articles of Association shall be complied with and carried into full effect. The Parties shall also exercise good faith at all times in the course of performing the agreements set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.


PT RAJASA HAZANAH PERKASA           Approved




By  /s/ Tonny Hardianto             By  /s/ Hutomo Mandala Putra
    ------------------------------      ------------------------------
Name    :   Tonny Hardianto         Name    :   Hutomo Mandala Putra
Title   :   Director                Title   :   Komisaris

PT BINA REKSA PERDANA               Approved


[Seal]


By  /s/ Tonny Hardianto             By  /s/ Hutomo Mandala Putra
    ------------------------------      ------------------------------
Name    :   Tonny Hardianto         Name    :
Title   :   President Director      Title   :   President Komisaris



INTERNATIONAL WIRELESS              PT DELTONA SATYA DINAMIKA
COMMUNICATIONS


By  /s/ John Tolton                 By  /s/ Amir Abdul Rachman
    ------------------------------      ------------------------------
Name    :   John Tolton             Name    :   Amir Abdul Rachman
Title   :   Attorney-in-Fact        Title   :   Director

                                                   Exhibit A



                Minutes of the Extraordinary General Meeting of
                   Shareholders of PT Rajasa Hazanah Perkasa

                               TABLE OF CONTENTS


                                                            Page
                                                            ----

1.   NAME AND DOMICILE......................................  4
2.   TIME OF INCEPTION AND DURATION.........................  4
3.   PURPOSES AND OBJECTIVES................................  4
4.   CAPITAL................................................  4
5.   SHARES.................................................  7
6.   REPLACEMENTS...........................................  8
7.   REGISTER OF SHAREHOLDERS...............................  8
8.   TRANSFER OF SHARES.....................................  9
9.   MANAGEMENT............................................  12
10.  POWERS OF THE DIREKSI.................................  13
11.  MEETINGS OF THE DIREKSI...............................  16
12.  THE DEWAN KOMISARIS...................................  17
13.  POWERS OF THE DEWAN KOMISARIS.........................  18
14.  MEETINGS OF THE DEWAN KOMISARIS.......................  19
15.  FINANCIAL YEAR AND ACCOUNTS...........................  21
16.  GENERAL MEETINGS OF SHAREHOLDERS......................  21
17.  ANNUAL GENERAL MEETINGS OF SHAREHOLDERS...............  22
18.  EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS........  22
19.  PLACE AND NOTICE OF GENERAL MEETINGS OF SHAREHOLDERS..  23
20.  CHAIRPERSON OF THE GENERAL MEETINGS OF SHAREHOLDERS...  23
21.  RESOLUTIONS AND VOTING RIGHTS AT THE GENERAL MEETINGS
     OF SHAREHOLDERS.......................................  24
22.  APROPRIATION OF PROFITS; DIVIDENDS....................  25
23.  RESERVE FUND..........................................  26
24.  AMENDMENT OF THE ARTICLES OF ASSOCIATION..............  26
25.  DISSOLUTION...........................................  27
26.  MISCELLANEOUS PROVISIONS..............................  27

                                   MINUTES OF
              THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
                           PT RAJASA HAZANAH PERKASA

                                    NUMBER:

On this day,   ,the       day of one thousand nine hundred and (__-__-19__),
at____________ (Western Indonesia Time).

     At the request of the Direksi of the limited liability company, PT RAJASA HAZANAH PERKASA (hereinafter referred to as the "Company"), domiciled in Jakarta, the Articles of Association of which as contained in Deed No.22, dated 17 December 1984, passed before Pariwondo Soekarno, Notary in Jakarta, which Deed was approved by the Minister of Justice by his Decision Letter No. C2-2666.HT.01.01.Th'85, dated 8 May 1985, registered at the District Court of South Jakarta under Registration Number 503/Not/1985/PN JKT.SEL, dated 24 July 1985, and published in the State Gazette No.82, dated 14 October 1986, Supplement No. 1 199, and lastly amended by Deed No. 15, dated 10 May 1985, as amended by Deed No.34, dated 14 August 1985, both passed before Pariwondo Soekarno, Notary, in Jakarta, which were approved by the Minister of Justice by his Decision Letter No.C2-6866.HT.01.04.Th'85, dated 29 October 1985, registered at the District Court of South Jakarta under Registration Numbers 770 and 771/Not/1986/PN JAKSEL, dated 10 September 1986, and published in the State Gazette No. 82, dated 14 October 1986, Supplement No. 1200.

I, ___________, Notary in Jakarta, in the presence of witnesses known to me, Notary, and whose names will be mentioned at the end of this Deed, was, at ___________,Jakarta, in order to draw up the minutes of all matters to be discussed and resolved in an Extraordinary General Meeting of Shareholders of the Company convened on the day, date, time and at the place as mentioned above (hereinafter referred to as "Meeting").

     Present in this Meeting and therefore appeared before me, Notary, in the presence of witnesses, whose name will be mentioned at the end of this Deed:

1. Mister Tonny Hardianto, businessman, residing in Jakarta, Jalan ___________ Jakarta, according to his statement in this matter acting in his capacity as Director of the Company;

2. Mister Tonny Hardianto, businessman, residing in Jakarta, Jalan ___________ Jakarta, according to his statement is a Director and therefore in this matter acting on behalf of PT Bina Reksa Perdana ("BRP") the owner and holder of 1000 shares of the

     Company, which represents 100% of the total shares issued and existing up to this day; and

3. Mister Hugh McClung, businessman, temporarily residing in Jakarta, a Director and therefore acting for and on behalf of the limited liability company International Wireless Communications ("IWC") established under the laws of the of the State of Delaware, United States of America, with offices at 400 South El Camino Real, Suite 1275, San Mateo, California 94402 USA.

4. Mister _______________ businessman, residing in Jakarta, attending by invitation of the Company, according to his statement as a Director and therefore in this matter acting for and on behalf of PT Deltona Satya Dinamika ("DSD"), a limited liability, company established under the laws of the Republic of Indonesia, with offices at Setiabudi Building 11, floor 3A, Jl. HR. Rasuna Said, Jakarta 12920, Indonesia.

     The Appearer Mr. Tonny Hardianto, acting in his capacity as the President Director of the Company, pursuant to Article 17 paragraph 1 of the Articles of Association of the Company, presided over the Meeting as Chairman of the Meeting and opened the Meeting, and announced:

     Whereas, in this Meeting were present or represented the total number of shares of the Company issued up to this day and date amounting to 1,000 shares, each share worth 1,000,000 Rupiah nominal value; and

     Whereas, therefore, pursuant to Article 16 paragraph 4 of the Articles of Association of the Company, no prior notice for this Meeting was required and the Meeting was legally convened and was entitled to adopt legal and binding decisions.

     Because all those present at the Meeting had been priorly informed of the agenda of this Meeting,, the Chairman proposed to the Meeting and the Meeting unanimously approved and, subject to the approval by the Minister of Justice to the amendment to the Company's Articles of Association, resolved the following resolutions:

     1 RESOLVED, to approve the change of the status of the Company, to become a Foreign Investment Company within the framework of Law No. 1 Year 1967 as amended by Law No. 11 Year 1970, pursuant to:

          Letter of Approval of the State Minister for the Mobilization of Investment Fund/Chairman of BKPM No. 22/V/PMA/1995 dated 26 May 1995; and

          BKPM Letter No. 1226/A.6/1995 dated 28 September 1995 on amendment of composition of ownership of foreign and Indonesian partners.

2. RESOLVED, to approve the increase of the authorized capital of the Company to become Rp 25.000.000.000,00 - twenty five billion Rupiah (or equivalent value of US$11,061,947.00 - eleven million sixty one thousand nine hundred and forty seven United States Dollar), divided into 25,000 (twenty five thousand) registered shares ("Shares"), each share having a nominal value of Rp 1.000.000,00 - one million Rupiah (or equivalent to US$442.00 - four hundred and forty two United States Dollar) and FURTHER RESOLVED, to issue new shares from that increase to

          PT Bina Reksa Perdana in the amount of 11,500 new shares, having the aggregate nominal value of Rp 11.500.000.000,00 - eleven billion five hundred million Rupiah (or equivalent to US$5,088,496 - five million eighty eight thousand four hundred and ninety six United States Dollar);

          International Wireless Communications in the amount of 6,250 new shares, having the aggregate nominal value of Rp 6.250.000.000,00 six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty five million four hundred and eighty seven United States Dollar);

          PT Deltona Satya Dinamika in the amount of 6,250 new shares, having the aggregate nominal value of Rp 6.250.000.000,00 - six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty five million four hundred and eighty seven United States Dollar);

3. RESOLVED, that as a result of the conversion of the Company to become a Foreign Investment Company in accordance with approvals granted by the competent authorities, the increase of capital and the issuance of new shares as resolved above, to confirm the shareholding of the Company with the following composition:

     (1) PT Bina Reksa Perdana: 12,500 shares of the Company having an aggregate nominal value of Rp 12.500.000.000,00 - eleven billion five hundred million Rupiah (or equivalent to US$5,530,973 - five million five hundred and thirty million nine hundred and seventy three United States Dollar) and representing 50% of the total shares issued by the Company;

     (2) International Wireless Communications; 6,250 shares of the Company, having an aggregate nominal value of Rp 6.250.000.000,00 - six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty five-thousand four hundred and eighty seven United States Dollar) and representing 25% of the total shares issued by the Company;

     (4) PT Deltona Satya Dinamika: 6,250 shares of the Company having an aggregate nominal value of Rp 6.250.000.000,00 - six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty five million four hundred and eighty seven United States Dollar) and representing 25% of the total shares issued by the Company;

4. RESOLVED, to honorably discharge all present members of the Direksi and the Dewan Komisaris of the Company and to appoint new members of the Direksi and the Dewan Komisaris of the Company effective as of the date of the Minister of Justice approval to the Amended Articles of the Company, with the following composition:

          President Director        Suprapto Pegeng
          Director                  Hugh McClung
          Director                  Amir Abdul Rachman


          President Komisaris       Hutomo Mandala Putra
          Komisaris                 Tonny Hardianto
          Komisaris                 Nila Motik Abdul Rachman
          Komisaris                 Sam Endy

5. RESOLVED, to approve the amendment of the entire Articles of Association, so that henceforth the Articles of Association of the Company (hereinafter referred to as the "Articles of Association") shall read as follows:


1.  NAME AND DOMICILE
    -----------------

The company is named: "PT RAJASA HAZANAH PERKASA" (hereinafter in these Articles of Association also referred to as the "Company") and shall be domiciled in Jakarta, and may open branches and representative offices in other places within or outside the territory of the Republic of Indonesia.

2.   TIME OF INCEPTION AND DURATION
     ------------------------------

The Company shall be formed for a period of seventy five (75) consecutive years commencing from the date of approval of its Deed of Establishment by the Minister of Justice, with the provision that the Law on Foreign Investment (Law Number 1/Year 1967), as amended, shall be applicable to the Company during a period of thirty (30) years from the date of the commencement of commercial production, unless the permit for foreign capital investment is extended or renewed.

3.   PUPPOSES AND OBJECTIVES
     -----------------------

     The purposes and objectives of the Company are:

     (a) to engage in the business of providing wireless telecommunications services throughout Indonesia;

     (b) to engage in any business activity or endeavor ancillary, complementary or relating to the business activities noted in the preceding paragraph (a) and to conduct its activities for its own account or in conjunction with other persons or corporate entitles in such manner and form as may be required, without prejudice to prevailing laws and regulations.


4.   CAPITAL
     -------

4.1 The authorized capital. of the Company shall be Rp 25.000.000.000,00 - twenty five billion Rupiah (or equivalent value of US$11,061,947.00 - eleven million sixty one thousand nine hundred and forty seven United States Dollar) divided into 25,000 (twenty five thousand) registered shares, each share having a nominal value of Rp 1.000.000,00 - one million Rupiah (or equivalent to US$442.00 - four hundred and forty two United States Dollar).

4.2  The above mentioned authorized capital has been subscribed by:

     (1) PT Bina Reksa Perdana: 12,500 (twelve thousand five hundred) shares of the Company having an aggregate nominal value of Rp 12.500.000.000,00 eleven billion five hundred million Rupiah (or equivalent to US$US$5,530,973 - five million five hundred and thirty million nine hundred and seventy three United States Dollar);

     (2) International Wireless Communications: 6,250 shares of the Company having an aggregate nominal value of Rp 6.250.000.000,00 - six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty five million four hundred and eighty seven United States Dollar);

     (4) PT Deltona Satya Dinamika: 6,250 shares of the Company having and aggregate nominal value of Rp 6.250.000.000,00 - six billion two hundred and fifty million Rupiah (or equivalent to US$2,765,487 - two million seven hundred and sixty five million four hundred and eighty seven United States Dollar);

4.3 One hundred percent of the nominal value of each of the above mentioned subscribed ,shares, or an aggregate sum of Rp 25.000.000.000,00 - twenty five billion Rupiah (or equivalent value of US$11,061,947.00 - eleven million sixty one thousand nine hundred and forty seven United States Dollar) will have been paid up in cash at the latest on the date of approval of these Amended Articles of Association by the Minister of Justice.

4.4 Payment for shares in kind or other than by payment in cash or by reduction of the Company's debt pursuant to the terms of an agreement approved by all shareholders, shall be subject to approval of all shareholders and if approved, the Direksi shall have the property to be contributed as payment appraised in accordance with prevailing laws and regulations.

4.5 In the event that additional shares are issued or the authorized capital of the Company is increased, then, unless otherwise agreed by all shareholders, and subject to prevailing laws and regulations, each shareholder shall be entitled to subscribe to that number of the shares at any time to be issued out of such increased authorized capital as bears the same proportion to the total number of shares to be issued as the number of shares already subscribed to by it bears to the total shares already issued by the Company.

     Subject to prior approval by a General Meeting of Shareholders, the Direksi shall determine when to issue shares representing such increased authorized capital, which determination shall be made on the basis of the needs of, or requirements imposed on, the Company. If the Direksi is considering to issue new shares, it shall promptly, notify the shareholders.

     Unless otherwise determined by the General Meeting of Shareholders, the price per share at which such new shares are to be issued shall be (i) the per share book value of already issued shares at the time the new shares are issued, which value shall be determined by the Direksi, or (ii) the share's nominal value, whichever is higher. The Direksi shall also determine the amount of such price per share that must be paid at the time such new shares are issued.

     The Direksi shall notify each shareholder of the date, amount and per share price (and amount thereof that must be paid upon issuance) of any new issue of shares. Each shareholder shall have thirty (30) days from the date of receipt of such notice to accept its proportionate share of the shares to be issued. In the event any shareholder fails to notify the Direksi in writing within such thirty (30) day period that it will subscribe to all of its proportionate share of the shares to be issued, or notifies the Direksi in writing that it will not subscribe to such shares or will subscribe to fewer shares than those to which it is entitled, then the Direksi may offer such shares that were not subscribed:

     (i) proportionally to each other shareholder who agrees to subscribe to all of its proportionate share of the shares to be issued, or,

     (ii) in the case of shares which remain unsubscribed, to third parties approved by the General Meeting of Shareholders, without prejudice to the requirement to obtain approval from the competent authorities.

     In the event any foreign shareholder is for any reason prohibited from subscribing to or cannot obtain approval from the competent authorities to subscribe to or purchase all of the new shares to which it is otherwise entitled pursuant to this Article, then such foreign shareholder shall be entitled to designate a person or legal entity entitled to purchase shares in the Company. Such person or legal entity, upon the approval of the General Meeting of Shareholders and subject to obtaining any approvals front competent authorities that may be required, will have the right to purchase any of the new shares to be issued that such foreign shareholder would otherwise be entitled to subscribe to as provided in this Paragraph.

4.6 The Direksi may, by resolution and notice to the shareholders, require payment of all or any portion of the value of any subscribed shares that have not yet been fully paid. Such resolution and notice shall state the amount of such payment and the date when such payment will be due.

4.7 In case a shareholder fails to pay to the Company any amount in payment for the shares issued to it by the Company when payment is due as provided in the Articles of Association, including as provided in Paragraph (3), (5) or
     (6) of this Article, then the Direksi shall be obligated to serve on the said shareholder a written demand for payment of all or any portion of the unpaid amount for the shares issued to such shareholder, together with interest thereon to be determined by the Direksi from time to time. Interest shall be counted from the date of the demand, or from such later date as the Direksi shall determine, until the total amount due including interest shall have been fully paid. Amounts received shall be applied first against accrued interest.

     4.8 In the event that the nonpaying shareholder fails to pay in full all outstanding amounts including interest within fourteen (14) days after the payment date mentioned in the demand or within such longer period as determined by the Direksi and set forth in the said demand, then the shareholder concerned must sell all his shares that are not fully paid to another shareholder or to a third party comprising one or more other persons or entitles, without prejudice to the provisions in the Articles of Association including without invitation Article 8, and with the approval of the General Meeting of Shareholders, without prejudice to any requirement to obtain approval from the competent authorities.

     For the implementation of the transfer of such shares from the nonpaying shareholder to another shareholder or a third party, the Direksi is entitled and authorized, for and 011 behalf of such shareholder who failed to make the payment, to (i) appear before competent authorities, submit information and sign and submit applications as necessary or desirable in order to obtain the approval from the competent authorities and (ii) take any other action, which is required to accomplish the above transfer of shares as required by the Articles of Association, including without limitation Article 8.

4.9 The transfer of such shares to other parties as provided in Paragraph 8 of this Article shall not relieve the shareholder who has failed to make the demanded payment from the responsibility for any loss to the Company resulting from such failure, and such shareholder shall be obliged to indemnify the Company for any unpaid interest and other damages caused by its failure to pay.

4.10 Notwithstanding the provisions of Paragraph (5) of this Article, any shareholder to whom Paragraph (7) or Paragraph (8) of this Article is applicable shall not be entitled to subscribe to any new shares to be issued by the Company until it has indemnified the Company in full pursuant to Paragraph (9) of this Article.


     SHARES
     ------

5.1 All shares of the Company shall be registered shares and issued in the name of the owner as registered in the Register of Shareholders of the Company.

5.2 Subject to Paragraph (1) of this Article, each share certificate issued will be for at least one share and shall mention the serial number of the share concerned and shall bear the signatures of the President Komisaris and President Director.

5.3 The Company may issue a collective certificate as evidence of ownership of two or more shares held by one shareholder, which collective certificate shall mention the number of shares concerned and the serial numbers thereof, and which shall bear the signatures of the President Komisaris and President Director.

5.4 Each share certificate and each collective certificate shall be numbered and shall state the date of issue and, if so determined by the Direksi, a legend or legends identifying applicable restrictions on the transfer of shares and qualifications applicable to the share(s) represented by such certificate.

5.5 The Company shall acknowledge only one person, either an individual or a legal entity, as being entitled to exercise and utilize all the rights attaching to a share by law or the Articles of Association upon a share.
     In the event that any share for whatsoever reason becomes the property of several persons, then those persons having joint ownership shall designate in writing to the Direksi one person from amongst them or another person as their joint representative and only such representative's name shall be entered into the Register of Shareholders of the Company and such representative shall be considered as the legal holder/owner of the share concerned and shall be entitled to exercise and utilize all the rights attaching to said share by law or the Articles of Association upon said share. Prior to the Company receiving, the written notification with respect to the designation of a joint representative or any change in such designation, the Company shall be entitled to treat the person whose name is registered in the Register of Shareholders of the Company as the only person entitled to exercise and utilize the rights attaching to said share by law or the Articles of Association.


6.  REPLACEMENTS
    ------------

6.1 In case any share certificate is damaged or replacement thereof is deemed necessary for any other reason determined by the Direksi, the original share certificate may be exchanged for its replacement upon written request addressed to the Direksi and on surrender of the original share certificate or whatever is left thereof.

6.2  Whenever a replacement certificate has been issued as provided in Paragraph
     (1) of this Article 6, the original share certificate, or whatever is left of it, shall be marked as being cancelled at the subsequent meeting of the Direksi and the proceeding shall be recorded in the minutes of such meeting and thereafter reported to the General Meeting of Shareholders.

     The cancellation of original share certificates and the issuance of replacement certificates shall be recorded in the Register of Shareholders pursuant to Article 7.

6.3 In case a share certificate is lost or totally destroyed, the replacement may be issued to the shareholder concerned, provided he gives satisfactory evidence to the Direksi, that said share certificate is in fact lost or totally destroyed and gives such guarantee as may be deemed necessary by the Direksi in any particular case.

6.4 The issuance of a replacement in accordance with the provisions of this Article renders the original share certificate null and void.

6.5 All expenses incurred in connection with the replacement of share certificates in accordance with the provisions of this Article shall be borne by the shareholder concerned.

6.6 The provisions in Paragraphs (1) through (5) of this Article shall be applicable, mutatis mutandis, to the issuance of replacements for collective certificates.


7.  REGISTER OF SHAREHOLDERS
    ------------------------

7.1 The Direksi shall keep a Register of Shareholders of the Company, which Register shall contain each shareholder's name and address as notified in writing by the shareholder concerned to the Direksi, the serial numbers of the shares, the number of shares held by each. shareholder, any pledge or other encumbrance of any share, and other particulars deemed necessary by the Direksi and/or by prevailing laws and regulations. Each shareholder shall notify the Direksi in writing of every change in address of such shareholder and, promptly upon receipt of such notice, the Direksi shall record such change of address of such shareholder in the Register of Shareholders.

     The address as recorded in the Register of Shareholders shall be used for all correspondence, notices and dividends sent to the shareholder and in the event of other rights that may be exercised by the such shareholder. Each shareholder may request copies of all or part of the notices sent to third parties designated by such shareholder.

7.2 The Direksi, upon request of the shareholder, transferee, pledgee or other secured party concerned, but, in case of a pledge or other encumbrance of any share, only after approval of the General Meeting of Shareholders as provided in Paragraph (10) of Article 8, shall record the particulars of such transfer, pledge or other encumbrance of shares, and shall make any notation deemed necessary by the Direksi in the Register of Shareholders in a manner to be determined by the Direksi and based on satisfactory evidence acceptable to the Direksi.

7.3 Any registration, recordation or annotation in the Register of Shareholders, shall be signed by the President Director or one of the members of the Direksi authorized to act for and on behalf of the Direksi pursuant to Article 10 hereof.

7.4 For the Company, the registration of a shareholder in the Register of Shareholders shall constitute complete evidence for the ownership of shares and other matters stated in the Register of Shareholders.

7.5 Unless otherwise provided in the Articles of Association, notices, demands, offers and acceptances and other correspondences to be given or made to a shareholder pursuant to the Articles of Association, shall be deemed given or made if addressed to such shareholder as provided in the Register of Shareholders and for shareholders whose address is within Indonesia if hand delivered or sent by prepaid registered mail, whereas for shareholders whose address is outside of Indonesia, if sent by prepaid air courier, in each case requesting signature acknowledging receipt.

7.6 The Register of Shareholders shall be open for inspection at any time during office hours at the request of any shareholder. The Company shall provide to any shareholder, upon its request and at its expense, a copy of the Register of Shareholders.


8.   TRANSFER OF SHARES
     ------------------

8.1 None of the shareholders shall be entitled to sell, transfer or otherwise assign any, of its shares other than in accordance with this Article, except with the approval of the General Meeting of

     Shareholders at which the owners of all of the shares issued by the Company are present or represented and a resolution to that effect is approved by the affirmative vote of all shareholders and without prejudice to prevailing' laws and regulations.

8.2 if a shareholder wishes to transfer all or part of its shareholding in the Company, (hereinafter the shareholder who wishes to transfer its shares is referred to as the "Selling Shareholder", whereas the shares to be transferred are referred to as the "Sale Shares") to a bona fide potential third party purchaser (hereinafter referred to as the "Third Party Purchaser"), the Selling Shareholder shall OIVC to the other shareholders (hereinafter referred to as the "Other Shareholders") notice in writing (hereinafter referred to as a "Transfer Notice") of its wish to transfer the Sale Shares, together with details of the Third Party Purchaser, the purchase price and other material terms agreed between the Selling Shareholder and the Third Party Purchaser. A Transfer Notice shall constitute an offer by the Selling Shareholder to the Other Shareholders to sell the Sale Shares to the Other Shareholders in accordance with the provisions of this Article 8.

8.3 Following receipt of a Transfer Notice, each of the Other Shareholders shall by giving to the Selling Shareholder notice in writing (hereinafter referred to as the "Acceptance Notice") within a period of sixty (60) days of receipt of the Transfer Notice (the "Acceptance Period") have the right to purchase the whole (but not part only) of a proportion of Sale Shares equal to the proportion borne by its shares to the aggregate shares of the Other Shareholders, at a purchase price (per share) and on other material terms no less favorable to the Selling Shareholder than those agreed between the Selling Shareholder and the Third Party Purchaser.

Any Sale Shares in respect of which no Acceptance Notice is received within the Acceptance Period shall within fifteen (15) days of the expiry of the Acceptance Period be offered to those Other Shareholders from whom Acceptance Notices were so received, and each of whom, by giving to the Selling Shareholder a second Acceptance Notice (hereinafter referred to as the "Second Acceptance Notice") within a further period of thirty (30) days, shall be entitled to purchase the whole (but not part only) of a proportion of such Sale Shares equal to the proportion borne by its shares to the aggregate shares of those Other Shareholders from whom Acceptance Notices were so received, at a purchase price (per share) and on other material terms no less favorable than those specified in the Transfer Notice, provided that each of the Other Shareholders shall be entitled to assign its rights under this Paragraph (3) of Article 8 to an alternative third party purchaser approved by the General Meeting of Shareholders, subject to such alternative third party purchaser giving satisfactory evidence of its undertaking to the Selling Shareholder to complete the sale and purchase in accordance with Paragraph (6) of this Article 8.

 8.4 Each of the Other Shareholders shall, by giving, the Acceptance Notice. under Paragraph (3) of this Article 8, become bound to purchase the Sale Shares accepted by it pursuant to the Acceptance Notice, subject only to all necessary, approvals of competent regulatory authorities.

 8.5 Completion of the sale and purchase of the Sale Shares shall take place within sixty (60) days of the receipt by the Selling Shareholder of an Acceptance Notice, and the obtaining, of all necessary approvals from the competent regulatory authorities, provided that if all necessary approvals are not obtained within one hundred twenty (120) days of the receipt by the Selling Shareholder of an Acceptance Notice, the Acceptance Notice and the rights of the Other Shareholders under Paragraph (3) of this Article 8 above shall automatically terminate and the Selling Shareholder shall be entitled to sell the Sale Shares to the Third Party Purchaser, without prejudice to the requirement of approval from the competent authorities as may be required. The other shareholders shall be bound to give all reasonable assistance with a view to obtaining such approvals in a timely manner.

      The transfer of shares to the Third Party Purchaser shall be carried out at a price and on material terms no less favorable to the Selling Shareholder than those specified in the Transfer Notice, provided that such transfer shall have been completed within a period of 60 days from
      (i) the date of expiry of the period for giving the Acceptance Notice, or if applicable, from the date of expiry of the period during which a Second Acceptance Notice may be given, or (ii) the date on which an Acceptance Notice ceases to have effect pursuant to Paragraph (5) of this Article 8. The Other Shareholders undertake to give all necessary approval to any such share transfer.

8.7 Any foreign shareholder that for any reason is prohibited from purchasing, or accepting, or cannot obtain approval that may be required from the competent authorities to purchase or accept, all of the shares that lie would be entitled to purchase or accept under the preceding Paragraphs of this Article, shall be entitled to designate a third party who, will have the same right to purchase or otherwise accept all or part of the shares that such foreign shareholder would otherwise have been entitled to purchase or accept, without prejudice to obtaining any approvals from the competent regulatory authorities that may be required, and subject to the third party obtaining the approval of the General Meeting of Shareholders.

8.8 The preceding Paragraphs of this Article shall not apply in the case of a transfer of shares resulting from death or if the sale or transfer is required pursuant to any law, regulation, order, decision or instruction from any competent authority, or in the case of a sale or other transfer to an Affiliate of the selling/transferring shareholder, or if approved by resolution of an Extraordinary General Meeting of Shareholders upon the affirmative vote of all shareholders or their duly authorized representatives, or if all other shareholders have waived their rights under such Paragraphs. As used in the preceding sentence, the term "Affiliate" shall mean a person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, the person specified, through the ownership of shares, by voting rights, by contract or otherwise, where "control" means ownership of more than fifty percent (50%) of the total shares (and "controls" and "controlled by" are construed accordingly).

8.9 All sales and other share transfers shall be evidenced by a document signed by or on behalf of the transferor and the transferee of the share concerned, which document of share transfer shall be in the form as prescribed by or satisfactory to the Direksi, without prejudice to the provisions in the Commercial Code with respect to the transfer of shares.

8.10 Any pledge or other encumbrance of a share of the Company must be approved by the General Meeting of Shareholders and recorded in the register of Shareholders. Any sale by the pledgee or other secured party of pledged or otherwise encumbered shares shall be subject to the provisions of this Article as well as the applicable laws and regulations relating to pledges.

8.11 Shares shall only be sold or otherwise transferred pursuant to procedures specified in the preceding Paragraphs of this Article 8 and, if applicable, Paragraph (8) of Article 4. Any sale or other transfer of shares in contravention of such provisions of the Articles of Association shall not be recognized by the Company. In addition, the sale or other transfer of shares shall be subject to any approval of the competent authorities that may be required.

     Any party purchasing or otherwise accepting a transfer of shares without an approval that may be required from competent authorities shall not be entitled to exercise any authority or rights whatsoever as a shareholder, including the rights to participate or vote in the General Meeting of Shareholders or to receive payments of dividends or distributions upon liquidation, with respect to such shares until the transfer of such shares has been approved by the competent authorities and registered in the Register of Shareholders.

8.12 In the case of a change of ownership of a share, the original owner registered in the Register of Shareholders shall be deemed to remain the owner of such share until the name of the new owner has been entered in the Register of Shareholders.

8.13 No transfer of shares shall be registered during the period from the date of the dispatch of the notices for a General Meeting of Shareholders until and including the date of the closing of such meeting.

8.14 Any person becoming entitled to a share as a consequence of the death of a shareholder or in any case in which the ownership of a share changes by operation of law, regulation, order, decision or instruction from any competent authority may, upon producing, such evidence of transfer and its entitlement to the shares as may from time to time be required by the Direksi, apply in writing to be registered as the holder of the share. The share transfer shall be registered only if the Direksi can accept and is satisfied with the evidence of title, without prejudice to the provisions in the Articles of Association.


9.   NIIANAGEMENT
     ------------

9.1 The company shall be managed by a Direksi under the supervision of the Dewan Komisaris.

9.2 The Direksi shall consist of three (3) members, one (1) of whom shall be the President Director.

9.3 The members of the Direksi shall be appointed by the General Meeting of Shareholders. One (1) member of the Direksi shall be appointed from candidates recommended by the foreign shareholder and two (2) including the President Director shall be appointed from candidates recommended by the Indonesian shareholder(s). The General Meeting of Shareholders shall be bound to appoint the persons recommended as aforesaid.

9.4 The members of the Direksi shall be appointed for a term commencing, on the date determined by the General Meeting of Shareholders that appoints them and, except as provided in the following sentence, ending at the close of the next Annual General Meeting of Shareholders after the date of their appointments. If for any reason whatsoever the post of a member of the Direksi is not filled by the General Meeting of Shareholders upon the expiration of such member's terms as stated lit the preceding sentence, then the term for such member of the Direksi shall continue, and such member shall remain in office, until his successor is appointed.

9.5 Members of the Direksi may be reappointed to serve after the expiration of their terms of office.

9.6 A General Meeting of Shareholders may at any time dismiss a member of the Direksi prior to the expiration of his term of office if such member has violated the Articles of Association, has neglected his duties or upon the recommendation of the same group of shareholders who, pursuant to 'Paragraph (3) of this Article, initially recommended the- appointment of such member.

9.7 A member of the Direksi may resign from his office by giving at least thirty (30) days notice in writing to the Company of his intention to do so, provided that a General Meeting of Shareholders may agree that such resigning member may resign prior to the expiration of such thirty-day period.

9.8 The term of office of a member of the Direksi shall automatically terminate if such member of the Direksi:

     9.8.1 is declared bankrupt or a court decision is issued pursuant to which he/she is to be put under custody; or

     9.8.2 becomes prohibited from being a member of the Direksi under a provision of prevailing laws or regulations; or

     9.8.3  dies.

9.9 If a vacancy occurs in the Direksi, then a General Meeting of Shareholders shall be held within 30 (thirty) days after the vacancy occurs to fill said vacancy. The vacancy shall be filled from candidates recommended by the same group of shareholders who, pursuant to Paragraph (3) of this Article, initially recommended the appointment of the member of the Direksi whose post has become vacant.

9.10 The term of office of any person appointed to the Direksi to fill a vacancy resulting from any cause whatsoever shall be the remaining portion of the term of the member of the Direksi so replaced, unless otherwise determined by the General Meeting of Shareholders.

9.11 Salaries or other remunerations may be granted to the members of the Direksi as determined by the General Meeting of Shareholders.

9.12 The Direksi shall meet for the transaction of business from time to time and in any event at least once in every three (3) months.

10.  POWERS OF THE DIREKSI
     ---------------------

10.1 The President Director and one other Director jointly shall represent the Direksi. In case of absence or disability of the President Director and such other Director, of which impediments no evidence to third parties shall be required, one of the members of the Direksi designated in writing by the President Director or such other Director, -Is the case may be, shall have the power to act for and on behalf of the Direksi. Any other member of the Direksi authorized by a duly adopted resolution of the Direksi shall also be entitled and empowered to act for and on behalf of the Direksi, in each case in accordance with the resolution adopted by the Direksi.

10.2 The Direksi shall represent the company within and outside the Courts of Justice with regard to all matters and is entitled to take all actions pertaining to management and ownership affairs.

     The affirmative vote of all members of the Direksi shall be required for the following actions:

     (a) designation of and change to the Company bank account signatories;

     (b) loans, guarantees or trade credits to third parties in amounts exceeding, US$25,000, whether in a single or a series of related transaction;

     (c) contracts, agreements or transactions with any shareholders or with any of their affiliated companies which involve amounts in annual value, in excess of US$75,000. in a single or a series of related transactions;

     (d) borrowing money in amounts greater than the Rupiah equivalent of US$ 250,000 (provided that drawing moneys from an established credit or loan account which previously has been authorized in the approved annual business plan shall not be regarded as borrowing for the purpose of this provision);

     (e) determining employee compensation guidelines;

     (f) writing off any accounts receivables or releasing any claims of the Company, in excess of US$100,000;

     (g) any expenditure greater than the Rupiah equivalent of US$250,000, provided that expenditures approved in the approved annual business plan or approved budget shall not be regarded as expenditures for the purpose of this provision;

     (h) material amendments to the authorization policies as set forth from time to time by the General Meeting of Shareholders;

     (i) acquiring by purchase, lease or any other method movable or immovable property having a price (in the case of leasing, an annual lease price) in excess of the equivalent in any currency of US$250,000 for any individual transaction and US$1,000,000 in the aggregate per year or such amount as otherwise approved by the Dewan Komisaris from time to time;

     (j) selling or disposing of movable or immovable property having a value exceeding the limit from time to time determined by the Dewan Komisaris;

     (k) participating in any other business enterprise, including without limitation establishing any subsidiary, without prejudice to any approvals that may be required from competent authorities;

     (l)    establishing lines of credit or other credit facilities;

     (m) entering into, amending or terminating contracts in which the goods and/or services to be purchased, sold or leased having a value in excess of the equivalent in any currency of US$250,000 for any individual transaction and US$1,000,000 in the aggregate per year, or such amount as otherwise approved by the Dewan Komisaris from time to time;

     Prior approval by the Dewan Komisaris shall be required for the following actions:

     (a) borrowing any money (provided that drawing money from an established credit or loan account which has been so approved shall not be regarded as borrowing for the purpose of this provision) having, a value in excess of the equivalent in any currency of US$500,000 for any individual transaction or such amount as otherwise approved by the Dewan Komisaris from time to time;

     (b) binding the Company as guarantor and/or extending loans to or on behalf of third parties;

     (c) granting any hypothecation, fiduciary transfer of proprietary rights for security, purposes, pledge or other security interest or priority claim in any property or assets of the Company;

     (d)  issuing interim dividends;

     (c) transferring, acquiring or granting any licenses, sublicenses or rights with respect to telecommunication technology, technical know-how, trade secrets, patents, copyrights, trademarks, tradenames or other intellectual property;

     (t) undertaking any new business or substantially expanding any existing business.

     (g)  issuance of securities by the Company on a stock exchange.

     Towards third parties the approval of the Dewan Komisaris shall be sufficiently proven by the signature on the document concerned of, by a minutes of the meeting of the Dewan Komisaris.

10.3 The Direksi shall determine the relationship and distribution of work among, the members of the Direksi pursuant to the provisions in the Articles of Association.

10.4 Any member of the Direksi who has been authorized by the Direksi' as provided in Paragraph 1 of this Article to act for and on behalf of the Direksi shall be entitled to authorize one or more persons as his attorney-in-fact by written power(s) of attorney,, such powers to be exercised only in accordance with the Articles of Association. Any such authorizations shall not relieve the authorizing member of the Direksi from his ultimate accountability.

10.5 On an annual basis and at least thirty (30) days prior to the end of each fiscal year of the Company, the Direksi shall prepare and submit to the Dewan Komisaris for its review and approval the documents specified in Paragraph 7 of Article 13.

11.  MEETINGS OF THE DIREKSI

11.1 The Direksi shall meet at least once every three (3) months upon notice given by the President Director. In addition, any Director may at any time in writing or by telex or facsimile request the President Director to convene a meeting of the Direksi, stating in such request the matters to be discussed. If the President Director falls to convene a meeting of the Direksi on the date specified in such request, having due regard for the requirements for giving notice to the members of the Direksi, or within thirty days from the date of receiving such request if no date is specified in the request, then the Director who requested the meeting may convene a meeting of the Direksi by direct notice to the members of the Direksi.

     All reasonable expenses of members of the Direksi for attending the quarterly meetings of the Direksi shall be borne by the Company.

11.2 A meeting of the Direksi shall be convened by delivery of notice to each member of the Direksi, stating the time, date and place of the meeting and the items to be discussed. Such notice shall be delivered by hand, or sent by prepaid air courier, in each case against proper receipt, or sent by telegram, telex or facsimile. If sent by telegram, telex or facsimile a written confirmation shall be sent by air courier as soon as practicable, provided that failure to receive such confirmation shall not invalidate the telegraphic, telex or facsimile notice. The notice shall be sent not less than ten (10) days before such meeting, excluding the date of the notice and the date of the meeting. If all members of the Direksi are present and/or represented and approve the agenda for the meeting, such prior notice shall not be required.

     Each member of the Direksi shall accept and comply within a shorter period of notice than that prescribed by the Articles of Association if, in the opinion of the President Director, the matters to be considered at such meeting require urgent decision provided that the shorter period of notice is not less than seven (7) days.

11.3 The President Director, or, in case of his absence or disability, of which impediment no evidence to third parties shall be required, another member of the Direksi designated in writing by the President Director, or, if no such designation has been made, selected by the meeting from among those present, shall preside over each meeting of the Direksi.

11.4 A member of the Direksi may be represented at a meeting of the Direksi only by another member of the Direksi on the basis of a written power of attorney.

11.5 A meeting of the Direksi shall be a lawful meeting and shall be empowered to adopt valid resolutions only if all members of the Direksi are present and/or represented.

11.6 Except as otherwise provided for in the Articles of Association, resolutions of the meeting of the Direksi shall be adopted upon approval of a majority of members of the Direksi. Each member of the Direksi shall be entitled to cast one (1) vote and in addition one (1) vote for each other member he validly represents.

11.7 Minutes of the meeting of the Direksi shall be drawn up by a person present at the meeting designated by the chairperson of the meeting and shall be signed by all members of the Direksi present at the meeting, to verify the completeness and accuracy of the minutes. If the minutes are drawn up by a notaris, the above signatures are not required. Minutes of a meeting made and signed as aforesaid shall I serve as legal evidence concerning resolutions adopted, and of the events that happened at the meeting concerned and shall be binding upon all members of the Direksi and the Company

11.8 The Direksi may also adopt valid and binding resolutions without convening a meeting of the Direksi if all members of the Direksi have granted their approval as evidenced by their signed consent.

11.9 A copy of, or excerpt from, the minutes of a meeting of the Direksi or of resolutions adopted in accordance with Paragraph 8 of this Article shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and such statement is signed by all members of the Direksi or if it is issued by the notaris who has drawn up the minutes concerned.


12. THE DEWAN KOMISARIS
    -------------------

12.1 The Dewan Komisaris has the responsibility to supervise the management of the Company by the Direksi and to carry out legal actions as stipulated in the Articles of Association with due regard to prevailing laws and regulations.

12.2 The Dewan Komisaris shall consist of four (4) members, one (1) of whom shall be the President Komisaris.

12.3 The members of the Dewan Komisaris shall be appointed by the General Meeting of Shareholders. The President Komisaris and two (2) other members of the Dewan Komisaris shall be appointed from candidates recommended by the Indonesian shareholders. One (1) member of the Dewan Komisaris shall be appointed from candidates recommended by the foreign shareholder. The General Meeting of Shareholders shall be bound to appoint the persons recommended as aforesaid.

12.4 The members of the Dewan Komisaris shall be appointed for a term commencing on the date determined by the General Meeting of Shareholders that appoints them and, except as provided in the following sentence, ending at the close of the next Annual General Meeting of Shareholders after the date of their appointments. If for any reason whatsoever the post of a member of the Dewan Komisaris is not filled by the General Meeting of Shareholders on the date stated in the preceding sentence, then the term for such member of the Dewan Komisaris shall continue, and such member shall remain in office, until his successor is appointed.

12.5 Members of the Dewan Komisaris may be reappointed to serve after the expiration of their terms of office.

12.6 A General Meeting of Shareholders may at any time dismiss a member of the Dewan Komisaris prior to the expiration of his term of office if such member has violated the Articles of Association or has neglected his duties or for any other reason.

12.7 A member of the Dewan Komisaris may resign from his office by giving at least thirty (30) days notice in writing to the Company of his intention to do so, provided that a General Meeting of Shareholders may agree that such resigning member may resign prior to the expiration of such thirty day period.

12.8 The term of office of a member of the Dewan Komisaris shall automatically terminate if such member of the Dewan Komisaris:

     a. is declared bankrupt or a court decision is issued pursuant to which he/she is to be put under custody; or

     b. becomes prohibited from being a member of the Dewan Komisaris under a provision of prevailing laws or regulations; or

     c.  dies.

12.9 If a vacancy occurs in the Dewan Komisaris, then a General Meeting of Shareholders shall be held within three (3) months after the vacancy occurs to fill said vacancy. The vacancy shall be filled from candidates recommended by the same croup of shareholders who, pursuant to Paragraph 3 of this Article, initially recommended the appointment of the member of the Dewan Komisaris whose post has become vacant.

12.10 The term of office of any person appointed to fill a vacancy resulting from any cause whatsoever shall be the remaining portion of the term of the member of the Dewan Komisaris so replaced.

12.11 Honoraria or other remunerations may be granted to the members of the Dewan Komisaris as determined by the General Meeting of Shareholders.


13. POWERS OF THE DEWAN KOMISARIS
    -----------------------------

13.1 The Dewan Komisaris shall have the authority to take all actions necessary or required to supervise the management of the Company by the Direksi.

13.2 Any member of the Dewan Komisaris may examine and review all or any of the accounts, books, records, agreements and other documents of the Company, and may examine and inspect the assets of the Company wherever they may be located. The Dewan Komisaris, by duly adopted resolution of the Meeting of the Dewan Komisaris, may also appoint or authorize an authorized person(s) (including, any member of the Dewan Komisaris) to enter any building or other premises owned, rented or controlled by the Company to undertake such examination, review and inspection. The Direksi, and each member thereof, shall give all information related to the Company, and provide such assistance as may be, requested by the Dewan Komisaris or such appointed or authorized person.

13.3 The Dewan Komisaris, based on the resolution of the meeting of the Dewan Komisaris, may at any time suspend any member of the Direksi from his duties if such member has violated the Articles of Association, has neglected his duties or has acted contrary to the interests of the Company.

13.4 Within ten (10) days following such suspension, the Dewan Komisaris shall give notice to each shareholder convening an Extraordinary General Meeting of Shareholders to meet within thirty (30) days after the date of such suspension to determine whether the member of the Direksi in question shall be discharged or whether the suspension is to be revoked. Such notice shall state the reason for the suspension and shall also be sent to the suspended member of the Direksi, who shall be entitled to appear before such Extraordinary General Meeting of Shareholders and explain his actions or omissions. Such Meeting shall be presided over by the President Komisaris or in his absence, of which impediment no evidences to third parties shall be required, by one of the other members of the Dewan Komisaris selected by the Dewan Komisaris for such purpose, or if no such person is present, then by a person selected by the Meeting from among those present.

13.5 If the notices referred to in the preceding Paragraph are not given within ten (10) days following the suspension or if the General Meeting of Shareholders fails to discharge such member within such thirty-day period, then such suspension shall be revoked automatically.

13.6 If all members of the Direksi are suspended or for any reason there are no members of the Direksi at all, the members of the Dewan Komisaris shall manage the Company for the time being and shall call within thirty (30) days after the occurrence of such event a General Meeting of Shareholders to appoint new members of the Direksi. The Dewan Komisaris is entitled to empower one or more members of the Dewan Komisaris to manage the Company until new members of the Direksi have been appointed.

13.7  The Dewan Komisaris shall review and approve the following:

     (a) on an annual basis, the proposed business plan which shall commence with the next financial year; and

     (b) an annual procurement, operational and marketing plan for the next financial year; and

     (c)  an annual budget including capital and operating expenditures.

14.  MEETINGS OF THE DEWAN KOMISARIS
     -------------------------------

14.1 The Dewan Komisaris shall meet at least once in every six months upon notice given by the President Komisaris. The President Director or any member of the Dewan Komisaris may at any time in writing or by telex or facsimile request the President Komisaris to convene a meeting of the Dewan Komisaris, stating in such request the matters to be discussed. If the President Komisaris falls to convene a meeting of the Dewan Komisaris to be held on the date specified in such request, having due regard for the requirements f6r giving notice to the members, or within twenty-one (21) days from the date of receiving such request if no date is specified in the request, then the person who requested the meeting may convene a meeting of the Dewan Komisaris by direct notice to the members of the Dewan Komisaris.

     All reasonable expenses, including for travel and lodging, of members of the Dewan Komisaris and the Direksi (if any) for attending semi-annual meetings of the Dewan Komisaris shall be borne by the Company.

14.2 A meeting, of the Dewan Komisaris shall be convened by delivery of notice to each member of the Dewan Komisaris and to the President Director if such meeting Is to be convened upon his request, stating the time, date and place of the meeting and the items to be discussed. Such notice shall be delivered by hand or sent by prepaid air courier, in each case against proper receipt, or by telegram, telex or facsimile. If sent by telegram, telex or facsimile a written confirmation shall be sent by air courier as soon as practicable, provided that failure to receive such confirmation shall not invalidate such telegraphic or telex notice. The notice shall be held less than ten (10) days before such meeting, excluding the date of the notice and the date of the meeting. If all members of the Dewan Komisaris are present and/or represented and approve the agenda for the meeting, such prior notice shall not be required.

     Each member of the Dewan Komisaris shall accept a shorter period of notice than that prescribed by the Articles of Association if, in the opinion of the President Komisaris, the matters to be considered at such meeting require urgent decision provided that the shorter period of notice is not less than ten (10) days.

 14.3 The President Komisaris, or, in case of his absence or disability, of which impediment no evidence to third parties shall be required, another member of the Dewan Komisaris selected by the meeting from among those present, shall preside over each meeting, of the Dewan Komisaris.

 14.4 A member of the Dewan Komisaris may be represented at a meeting of the Dewan Komisaris only by another member of the Dewan Komisaris on the basis of a written power of attorney.

 14.5 A meeting of the Dewan Komisaris shall be a lawful meeting and shall be empowered to adopt valid resolutions only if all members of the Dewan Komisaris are present and/or represented.

 14.6 Resolutions of the meeting, of the Dewan Komisaris shall be adopted upon approval of a majority of the members of the Dewan Komisaris present or represented in the meeting. Each member of the Dewan Komisaris shall be entitled to cast one (1) vote and in addition one (1) vote for each member lie validly represents.

14.7 Minutes of a meeting of the Dewan Komisaris shall be drawn up by a person present at the meeting designated by the chairperson of the meeting and shall be signed by the chairperson of the meeting and one (1) other person present, one of which is nominated by the foreign shareholder(s), to verify the completeness and accuracy of the minutes.

     If the minutes are drawn up by a notaris, the above signatures are not required. Minutes of a meeting made and signed as aforesaid shall serve as legal evidence of resolutions adopted and of the events that happened, at the meeting concerned and shall be binding upon all members of the Dewan Komisaris and the Company.

14.8 The Dewan Komisaris may also adopt valid and binding resolutions without convening a meeting of the Dewan Komisaris if all members of the Dewan Komisaris have been notified of the text of the resolutions and all members of the Dewan Komisaris have granted their approval as evidenced by their signed consent.

14.9 A copy of, or excerpts from, the minutes of a meeting of the Dewan Komisaris or of resolutions adopted in accordance with Paragraph 8 of this Article, shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and such statement is signed by at least three (3) members of the Dewan Komisaris, or if it is issued by the notaris who has drawn up the minutes concerned.


15.  FINANCIAL YEAR AND ACCOUNTS
     ---------------------------

15.1 The first financial year of the Company shall commence on this date and end on the 31st day of December of the same year, and each financial year thereafter shall commence on the first day of January and end on the thirty-first day of December of the following year. At the thirty-first day of December of each year the books of the Company shall be closed.

15.2 As from the date the books are closed, a balance sheet, a profit and loss statement and such other financial statements as deemed necessary or useful by the Direksi shall be prepared and audited by an independent and internationally reputable firm of certified public accountants along with the annual report of the Direksi. If the account of profits and losses in any financial year shows a loss which cannot be covered by the reserve fund as referred to in Article 23 hereunder, the loss shall remain recorded as such in the profit and loss statement and furthermore for the succeeding years the Company shall not be deemed as having made a profit as long as the loss recorded as such in the account of profit and loss statement has not been fully covered by undistributed net earnings.

15.3 The aforesaid balance sheet, profit and loss statement and other financial statements shall be signed by all members of the Direksi, and shall be made available at the Company's office for inspection by the shareholders from the date of the notice to shareholders convening the Annual General Meeting of Shareholders referred to in Article 17 below.

15.4 The approval of the balance sheet and profit and loss statement by the Annual General Meeting of Shareholders shall constitute a full release of the members of Direksi and the Dewan Komisaris from their responsibilities and a ratification of all actions taken by them during the financial year under review to the extent such actions are reflected in the aforesaid balance sheet and profit and loss statement, except for fraud, embezzlement and any other criminal acts.


16    GENERAL MEETINGS OF SHAREHOLDERS
      --------------------------------

16.1  There are two (2) kinds of General Meetings of Shareholders:

     a. an Annual General Meeting of Shareholders is a General Meeting of Shareholders as mentioned in Article 17 hereunder;

     b. an Extraordinary General Meeting of Shareholders is a General Meeting of Shareholders other than an Annual General Meeting of Shareholders.

16.2 Unless the context requires otherwise, "General Meeting of Shareholders" shall mean both an Annual and an Extraordinary General Meeting of Shareholders.

17. ANNUAL GENERAL MEETINGS OF SHAREHOLDERS
    ---------------------------------------

17.1 The Annual General Meeting of Shareholders shall meet once a year at the latest by the end of the sixth month following the end of the Company's financial year.

17.2  At the Annual General Meeting of Shareholders:

     a. the Direksi shall report on the affairs and management of the Company and the results that have been achieved during the course of the past financial year;

     b. the audited balance sheet and the profit and loss statement covering the past financial year shall be submitted for approval and ratification;

     c. the appropriation of the profits for the Year under review and the amount of the dividends, if any, to be paid with respect to the Company's undistributed net earnings shall be determined and approved;

     d. members of the Direksi and Dewan Komisaris shall be appointed, if necessary;

     e.   an auditor shall be appointed; and

     f. resolutions may be adopted as to other matters properly brought forward pursuant to the Articles of Association.


18.  EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS
     ----------------------------------------------

18.1 An Extraordinary General Meeting, of Shareholders shall be convened whenever it is deemed necessary by a resolution of the Direksi or as otherwise required pursuant to the Articles of Association.

18.2 The President Director shall convene an Extraordinary General Meeting, of Shareholders upon receipt of a request in writing from the Dewan Komisaris or one (1) or more shareholders representing at least twenty percent (20%) of the shares issued by the Company, stating in such request the matters to be dealt with and the week in which the meeting shall be held, which week must commence not less than thirty (30) days following the date of the request.

     The President Director shall determine the date during the week specified in such request on which such meeting shall be held and promptly, but in no event more than fourteen (14) days following receipt of such request, give notice to all shareholders convening the Extraordinary General Meeting of Shareholders. If the President Director falls within fourteen (14) days after receipt of the written request to give notice convening, such Meeting the Dewan Komisaris or the shareholder(s) that made the request shall be entitled to convene the Meeting themselves on the date noted in the notice at the expense of the Company, with due observance of the provisions of the Articles of Association. Such Meeting shall be presided over by a chairperson elected by and from amongst those present. Provided any and all requirements in the Articles of Association with respect to subject matter, notice, quorum and voting requirements have been properly complied with, all resolutions adopted by such Meeting shall be valid and binding.


19.  PLACE AND NOTICE OF GENERAL MEETINGS OF SHAREHOLDERS
     ----------------------------------------------------

19.1 Without prejudice to the provisions of the Articles of Association, meetings of the General Meeting of Shareholders shall be held at the domicile of the Company or at such other location in Indonesia as may be determined by the Direksi.

19.2 Except as otherwise provided in the Articles of Association, notices convening a General Meeting of Shareholders shall be delivered or sent not less than fourteen (14) days in the case of an Extraordinary General Meeting of Shareholders and thirty (30) days in the case of all Annual General Meeting of Shareholders before the date of the meeting, excluding,, the date of the notice and the date of the meeting.

19.3 The notice shall state the place, date and time as well as the agenda of the meeting and notices for all Annual General Meeting of Shareholders shall be accompanied by a notification that copies of the balance sheet and profit and loss statement for the preceding financial year are available for inspection by shareholders at the offices of the Company as from the date of the notice for the meeting concerned and call be obtained upon written requests within fourteen (14) days before the meeting concerned.

19.4 If all shareholders are present and/or represented in the General Meeting of Shareholders, prior notice shall not be required and such Meeting shall be entitled to take binding decisions, and provided that all shareholders present or represented agree, may consider any matter.

19.5 Proposals from shareholders shall be included in the agenda of a meeting,, of the General Meeting of Shareholders if the proposal concerned has been submitted in writing to the Direksi by one (1) or more shareholders representing at least twenty, percent (20%) of the shares issued by the Company and after they have been received by the Direksi, the Direksi shall promptly notify all shareholders of the additional agenda item contained in such notice.


20.  CHAIRPERSON OF THE GENERAL MEETINGS OF SHAREHOLDERS
     ---------------------------------------------------

20.1 Except as otherwise provided in the Articles of Association, all General Meetings of Shareholders shall be presided over by the President Director or, in his absence or disability, of which impediment no evidence to third parties shall be required, by a member of the Direksi authorized to represent the Direksi as provided in Paragraph 1 of Article 10, or if such member of the Direksi is not present, then by a member of the Dewan Komisaris designated by the Dewan Komisaris.

     If no such member of the Direksi or of the Dewan Komisaris is present, then the meeting shall be chaired by a person elected by the Meeting from among those present on the basis of a majority of the votes legally cast.

     The chairperson of the Meeting shall be entitled to request evidence of the authority of the attendants at the meeting.

20.2 Minutes of a meeting of a General Meeting of Shareholders shall be drawn up by a person present at the meeting designated by the chairperson and shall be signed by the chairperson and two (2) shareholders representing, respectively, the foreign shareholder(s) and the Indonesian shareholder(s). If the minutes are drawn up by a notaris, the above signatures are not required. Minutes of a meeting made and signed as aforesaid shall serve as legal evidence of resolutions adopted, and of the events that happened, at the meeting concerned and shall be binding upon all shareholders, members of the Direksi, members of the Dewan Komisaris and the Company.

     A copy of, or excerpts from, the minutes of a meeting of the General Meeting of Shareholders or of resolutions adopted in accordance with Paragraph 6 of Article 21 shall be deemed a legal copy or excerpt if it is stated to be a true copy or excerpt and such statement is signed by any two
     (2) members of the Direksi, one of whom is appointed by the foreign shareholder(s), or if it is issued by the notaris who has drawn-up the minutes concerned.


21.  RESOLUTIONS AND VOTING RIGHTS AT THE GENERAL MEETINGS OF SHAREHOLDERS
     ---------------------------------------------------------------------

21.1 Each share shall grant to its holder the right to cast one (1) vote.

21.2 Voting concerning, persons shall be by unsigned folded ballot papers unless the chairperson of the Meeting, without objection being raised by any person present and entitled to vote, permits any other manner of voting; voting concerning other matters shall be orally, unless a secret ballot is requested by shareholders present or represented owning a majority of the issued shares present at the meeting. With respect to any matter requiring only a majority vote for approval, the proposal shall be deemed to have been rejected in the case of a tie vote, provided that in the event the voting, deals with appointment of members of the Direksi and Dewan Komisaris, it will be so continued until one of the nominees has obtained a majority of votes legally cast.

21.3 Blank votes and void votes shall be considered not legally cast, and thus being, nonexistent shall not be counted in determining the total votes cast.

21.4 Shareholders may be represented in the General Meeting of Shareholders by another Direksi, the person by virtue of a power of attorney, provided that members of the Dewan Komisaris and employees of the Company shall not be permitted to act as proxy, of a shareholder at a General Meeting of Shareholders and any votes cast by them as proxy are not valid. The power of attorney shall be in the form satisfactory to the Direksi, without prejudice to prevailing laws and regulations with respect to evidence in the Civil Code and shall be submitted to the Direksi on or before the General Meeting of Shareholders concerned.

21.5 Unless otherwise provided in the Articles of Association, a General Meeting of Shareholders shall be entitled to take binding decisions at a meeting if the owners of at least eighty five percent (85 %) of the shares issued by the Company are present or represented by duly authorized proxies. Unless otherwise provided in the Articles of Association, resolutions or other actions of such General Meeting of Shareholders shall be adopted or approved upon the affirmative vote of shareholders or their duly, authorized proxies representing at least fifty five percent (55 %) of the shares issued by the Company.

21.6 Shareholders may also adopt valid and binding resolutions without convening, a General Meeting of Shareholders if all shareholders have been notified of the text of the resolutions and all shareholders have granted their approval as evidenced by their signed consent. Any such resolution shall be considered as a resolution adopted by the General Meeting of Shareholders.

21.7 The Articles of Association and all resolutions legally adopted by the General Meeting of Shareholders in accordance with the Articles of Association shall be binding upon all shareholders.


 22.  DIVIDENDS
      ---------

 22.1 The President Director shall submit a proposal to the Annual General Meeting,, of Shareholders relating to the appropriation of the profits of the Company after taxation as shown in the financial statements that have been audited by an independent and internationally reputable firm of certified public accountants and have been approved by the General Meeting of Shareholders, which proposal may state the amount of such profit to be transferred to reserve as stipulated in Article 23 hereunder and the amount to be distributed as dividends to the shareholders.

 22.2 Such transfer of profit to be distributed to shareholders as dividends shall be approved by the General Meeting of Shareholders in accordance with a resolution adopted at a General Meeting of Shareholders by an affirmative vote of shareholders or their duly authorized proxies representing at least fifty five percent (55 %) of the shares issued by the Company, or as provided in Paragraph 6 of Article 21, which resolution shall also determine the time and manner of payment of the dividends. A dividend for a share shall be payable to the person in whose name the share is registered and recorded in the Register of Shareholders on the date such dividend becomes payable as determined by or on the authority of the General Meeting of Shareholders that approved the distribution of such dividend. The Direksi shall notify all shareholders of the date on which any dividends are available for distribution.

 22.3 The Direksi, based on a resolution of the meeting of the Direksi and any approval required pursuant to Paragraph 2 of Article 10, may at any time distribute interim dividends to the shareholders if the financial position of the Company so permits and if the undistributed net earnings of the Company exceed the amounts needed for the future requirements of the Company's business as determined by the Direksi or by prevailing laws and regulations, provided that such interim dividends snarl be offset against the dividends which will be distributed on the basis of a resolution of the next Annual General Meeting of Shareholders adopted in accordance with the provisions of the Articles of Association.

22.4 Dividends left unclaimed after five (5) years counted from the day they are payable shall cease to be payable and shall be returned to the account of the Company.


23.  RESERVE FUND
     ------------

23.1 A reserve fund may be created and the amount thereof determined by the General Meeting of Shareholders in accordance with the Articles of Association and upon recommendation of the Direksi.

23.2 The reserve fund may be used for capital outlays or for other purposes as decided by the General Meeting of Shareholders, but only for the benefit of the Company.

23.3 Subject to resolutions of the General Meeting of Shareholders, the President Director shall administer the reserve fund and endeavor that such reserve fund shall make a profit. Any profit earned from such reserve fund shall be entered in the profit and loss account.

23.4 The General Meeting of Shareholders shall be entitled at any time to decide to reduce the reserve fund and return the amount of such reduction to unallocated retained earnings.


24.  AMENDMENT OF THE ARTICLES OF ASSOCIATION
     ----------------------------------------

24.1 Amendments to the Articles of Association can, except as hereinafter provided, only, be adopted by a' resolution of an Extraordinary General Meeting of Shareholders at which shareholders representing at least eighty five percent (85 %) of the shares issued by the Company are present and/or represented. Such resolution shall be adopted upon the affirmative vote of shareholders or their duly authorized proxies representing at least eighty five percent (85%) of the shares issued by the Company. If at such Meeting the number of shares represented is not sufficient to reach the quorum stipulated, then at the earliest seven (7) days thereafter, a second Extraordinary General Meeting of Shareholders may be convened and adopt resolutions to amend the Articles of Association if shareholders or their duly authorized proxies representing at least eighty five percent (85 %) of the shares issued by the Company are present or represented and such resolution is approved by at least a majority of the shares duly represented at the Meeting. Such amendments may also be adopted as provided in Paragraph 6 of Article 21.

24.2 Resolutions of the General Meeting of Shareholders regarding reductions of the Company's authorized capital shall be published in the State Gazette of the Republic of Indonesia, and in one or more daily newspapers circulated in the location of the Company's domicile.

24.3  Any amendment adopted in accordance with the foregoing provisions of this
     Article 24 shall be subject to any approval of the competent authorities required by law.

25.  DISSOLUTION
     -----------

25.1 Any decision to dissolve the Company may be adopted by resolution of an Extraordinary General Meeting of Shareholders at which shareholders representing at least eighty five percent (85%) of the shares issued by the Company are present and/or represented. Such resolution shall be adopted upon the affirmative vote of shareholders or their duly authorized proxies representing at least fifty five percent (55 %) of the shares issued by the Company, or upon approval of a resolution adopted as provided in Paragraph 6 of Article 21. Upon adoption of such resolution, the liquidation of the Company's assets and payment of its liabilities shall be carried out b the President Director, unless the General Meeting of Shareholders shall determine otherwise.

25.2 A resolution to dissolve the Company must be registered at the office of the Clerk of the appropriate District Court ("Kantor Panitera Pengadilan Negeri") having jurisdiction over the domicile of the Company and must be published in the State Gazette of the Republic of Indonesia and in at least two (2) daily newspapers circulated in the location of the Company's domicile together with a notice thereof to the creditors.

25.3 The Articles of Association shall remain in force until the date the account of the liquidation is lawfully ratified at a General Meeting of Shareholders based on the approval of a majority of the votes legally cast and a full discharge is given to all liquidators.

25.4 The remaining balance of the liquidation account shall be divided among, the shareholders, each receiving in proportion to the paid nominal value of the total shares respectively owned.


26.  MISCELLANEOUS PROVISIONS
     ------------------------

     All matters that are not provided for or not adequately covered in the Articles of Association shall be decided by the General Meeting of Shareholders in accordance with the Articles of Association.

In connection with any, amendment of the Articles of Association, the Company give power of attorney to:

Mr. ______________, assistant of the Notaris, and ____________ both residing, in Jakarta, singly and/or 'jointly have been given power of attorney with the right to transfer this power of attorney to other person, to submit a request for approval and confirmation of these Minutes of Meeting from the appropriate authorities and to make amendments and/or additions in whatever form to these Articles of Association which may be required in order to obtain the said approval and confirmation and for that purpose to submit and sign all applications and other legal documents, to choose domicile and to perform all acts which may be required. The appearers are all known to me, Notaris.

                               IN WITNESS WHEREOF

The Chairman asked the shareholders if there were any other matters to be brought before the meeting. Because there were none presented, the Chairman closed the meeting at West Indonesia Time.

Therefore I, Notary made this Minutes of Meeting for using whichever needed.

                                                                       Exhibit B


                         Delegations of Authority from
                               Board of Directors

                                                                       EXHIBIT B


                             MINUTES OF THE MEETING
                                       OF
                           THE BOARD OF DIRECTORS OF
                           PT RAJASA HAZANAH PERKASA
                                (the "Company")

--------------------------------------------------------------------------------

Date    :

Place    :

Present  :  Mr. Tonny Hardianto (Director)


Mr. Tonny Hardianto, acting as the sole Director of the Company explained:

1   That by action of the shareholders of the Company taken at an Extraordinary
     Meeting of Shareholders of the Company dated _________, shareholder approval was granted to approve the change of the status of the Company from a domestic Company to become a foreign investment Company within the framework of Law No. 1 Year 1967 as amended by Law No. 11 Year 1970, pursuant to:

           Letter of Approval of the State Minister for the Mobilization of Investment Fund/Chairman of BKPM No. 22/V/PMA/1995 dated 26 May 1995; and

           Letter of BKPM No. 1226/A.6/1995 dated 28 September 1995 on Amendment of Composition of Ownership of Foreign and Indonesian Partners.

2. That the Board of Directors of the Company wish to delegate the day to day management of the Company to certain qualified individuals during an interim period commencing as of today's date and concluding, on the date of approval by the Minister of Justice of the amendment to the Company's Articles of Association, Deed No. ______ dated ______ passed before Sinta Susikto, SH, Notary in Jakarta (the "Interim Period").

Further, the Director explained that in the interest of achieving a smooth and efficient exercise of management responsibilities during the Interim Period, it is deemed necessary to delegate to certain individuals the authorization to act for and on behalf of the Board of Directors for the discharge of routine management responsibilities during the Interim Period.

After full consideration of the matter brought forward by the Director, the Meeting, resolved as follows:


RESOLUTION I

That during the Interim Period the functional management activities of the Company shall be performed by a Transition Board of Management and therefore RESOLVED, to appoint the following individuals as the members of the Transition Board of Management:

     Mr. Suprapto Pegeng (Chairman)
     Mr. Hugh McClung
     Mr. Amir Abdul Rachman

FURTHER RESOLVED, that the Transition Board of Management shall determine the distribution of work among its members.

The relationship among the members and their meeting procedures shall be governed by the provisions in the Articles of Association (as lastly amended) applicable to the relationship among the members of the Board of Directors and the meeting of the Board of Directors of the Company and the Shareholders Agreement between and among the Company, PT Bina Reksa Perdana, International Wireless Communications, and PT Deltona Satya Dinamika, dated ____ November 1995.


RESOLUTION II
-------------

RESOLVED, to authorize, empower and direct the Transition Board of Management to perform routine management responsibilities with full power and authority on behalf, in the name, on the account and for the benefit of the Board of Directors, to represent the Company within and outside the Courts of Justice with regard to all matters and be entitled to take all actions pertaining to management and ownership affairs.

FURTHER RESOLVED, that any three members of the Transition Board of Management, one of whom shall be an individual appointed by PT Bina Reksa Perdana, shall be entitled to represent the Transition Board of Management, with the limitations set forth below;

     The affirmative vote of all members of the Transition Board of Management shall be required for the following actions:

     (a)  designation of and change to the Company bank account signatories;

     (b) loans, guarantees or trade credits to third parties in amounts exceeding, US$25,000, whether in a single or a series of related transaction;

     (c) contracts, agreements or transactions with any shareholders or with any of their affiliated companies which involve amounts in annual value, in excess of US$75,000. in a single or a series of related transactions;

     (d) borrowing money in amounts greater than the Rupiah equivalent of US$250,000 (provided that drawing moneys from an established credit or loan account which previously has been authorized in the approved annual business plan shall not be regarded as borrowing for the purpose of this provision;

     (e)  determining employee compensation guidelines;

     (f) writing off any accounts receivables or releasing any claims of the Company in excess of US$100,000;

     (g) any expenditure greater than the Rupiah equivalent of US$250,000, provided that expenditures approved in the approved annual business plan or approved budget shall not be regarded as expenditures for the purpose of this provision;

     (h) material amendments to the authorization policies as set forth from time to time by the General Meeting of, Shareholders;

     (i) acquiring by purchase, lease or any other method movable or immovable property having a price (in the case of leasing, an annual lease price) in excess of the equivalent in any currency of US$250,000 for any individual transaction and US$1,000,000 in the aggregate per year or such amount as otherwise approved by the Transition Board of Supervision from time to time;

     (j) selling or disposing of movable or immovable property having a value exceeding the limit from time to time determined by the Transition Board of Supervision;

     (k) participating in any other business enterprise, including without limitation establishing any subsidiary, without prejudice to any approvals that may be required from competent authorities;

     (l)  establishing lines of credit or other credit facilities;

     (m) entering into, amending or terminating contracts in which the goods and/or services to be purchased, sold or leased having a value in excess of the equivalent in any currency of US$250,000 for any individual transaction and US$1,000,000 in the aggregate per year, or such amounts as otherwise approved by the Transition Board of Supervision from time to time;

     Prior approval by the Transition Board of Supervision shall be required for the following actions:

     (a) borrowing any money (provided that drawing money from an established credit or loan account which has been so approved shall not be regarded as borrowing for the purpose of this provision) having a value in excess of the equivalent in any currency of US$500,000 for any individual transaction or such amount as otherwise approved by the Transition Board of Supervision from time to time;

     (b) binding the Company as guarantor and/or extending loans to or on behalf of third parties;

     (c) granting any hypothecation, fiduciary transfer of proprietary rights for security, purposes, pledge or other security interest or priority claim in any property or assets of the Company;

     (d)  issuing interim dividends;

     (e) transferring, acquiring or granting any licenses, sublicenses or rights with respect to telecommunication technology, technical know-how, trade secrets, patents, copyrights, trademarks, tradenames or other intellectual property;

     (f) undertaking any new business or substantially expanding any existing business.

     (g)  issuance of securities by the Company on a stock exchange.

    Towards third parties the approval of the Transition Board of Supervision shall be sufficiently proven by the signature on the document concerned of, or by a minutes of the meeting of the Transition Board of Supervision.

Since there were no other matters to be considered, the Director closed the meeting, and requested Mr. _________ to draw up the minutes of the Meeting to be used as evidence whenever and wherever necessary.

Made and executed in Jakarta and signed by the Director on behalf of those present.

Director



By /s/
   -------------------------
Name  :  Tonny Hardianto
Title  :  Director

                                                                       Exhibit C



                         Delegations of Authority from
                             Board of Commissioners

                                                                       EXHIBIT C


                             MINUTES OF THE MEETING
                                       OF
                           THE BOARD OF COMMISSIONERS
                           PT RAJASA HAZANAH PERKASA
                                (the "Company")

--------------------------------------------------------------------------------

Date    :

Place    :

Present  :  Mr. Hutomo Mandala Putra (Commissioner)


Mr. Hutomo Mandala Putra, acting as the sole Commissioner of the Company explained:

1. That by action of the shareholders of the Company taken at an Extraordinary General Meeting, of Shareholders of the Company dated shareholder approval was granted to approve the change of the status of the Company from a domestic Company to become a foreign investment Company within the framework of Law No. 1 Year 1967 as amended by Law No. 11 Year 1970, pursuant to:

                Letter of Approval of the State Minister for the Mobilization of Investment Fund/Chairman of BKPM No. 22/V/PMA-/1995 dated 26 May 1995; and

                Letter of BKPM No. 1226/A.6/1995 dated 28 September 1995 on Amendment of Composition of Ownership of Foreign and Indonesian Partners.

2. That the Board of Commissioners of the Company wish to delegate the day to dam, supervision of the Board of Directors of the Company to certain qualified individuals during an interim period commencing as of today's date and concluding on the date of approval by the Minister of Justice of the amendment to the Company's Articles of Association, Deed No. ____ dated ____, passed before Sinta Susikto, SH, Notary in Jakarta (the "Interim Period").

Further, the Commissioner explained that in the interest of achieving a smooth and efficient exercise of supervisory responsibilities during the Interim Period, it is deemed necessary, to delegate to certain individuals the authorization to act for and on behalf of the Board of Commissioners for the discharge of routine supervisory responsibilities during the Interim Period.

After full consideration of the matter brought forward by the Commissioner, the Meeting resolved as follows:


RESOLUTION I
------------

That during,, the Interim Period the supervisory responsibilities of the Board of Commissioners shall be performed by a Transition Board of Supervision and therefore RESOLVED, to appoint the following, individuals as the members of the Interim Supervisory Board:

      Mr. Hutomo Mandala Putra (Chairman)
      Mr. Tonny Hardianto
      Mrs.  Nila Motik Abdul Rachman
      Mr. Sam Endy

FURTHER RESOLVED, that the Transition Board of Supervision shall determine the distribution of work among its members. However, the relationship among the members and their meeting procedures shall be governed by the provisions in the Articles of Association (as lastly, amended) applicable to the relationship among the members of the Board of Commissioners and the meeting of the Board of Commissioners and the Shareholders Agreement between and among the Company, PT Bina Reksa Perdana, International Wireless Communications, and PT Deltona Satya Dinamika, dated November, 1995.


RESOLUTION II
-------------

RESOLVED, to authorize, empower and direct the Transition Board of Supervision to perform routine supervisory responsibilities with full power and authority on behalf, in the name, on the account and for the benefit of the Board of Commissioners, to take all actions necessary or required of the Board of Commissioners by the Articles of Association to supervise the management of the Company by the Transition Board of Management during the Interim Period.

FURTHER RESOLVED, that any approval given by the Transition Board of Supervision to the Transition Board of Management shall be in accordance with said Articles of Association.

Since there were no other matters to be considered, the Commissioner closed the meeting and requested Mr. __________ to draw up the Minutes of the Meeting to be used as evidence whenever and wherever necessary.

Made and executed in Jakarta and signed by the Commissioner.



Commissioner



By /s/
   ---------------------------
Name  :  Hutomo Mandala Putra
Title  :  Commissioner

                                                                       Exhibit D



 RHP Financial Statement for years ending 31 December 1993 and 31 December 1994


                   [Incorporated by reference to Registrant's
             Registration Statement on Form S-1, File No. 333-11987
                       Consolidated Financial Statements]

                                                                       Exhibit E


                         Tahir Debt Repayment Schedule

                                    RECEIPT


No.           Date          Amount(Rp.)     Check No.

      1.  25 Jan 1995      300.000.000.00
      2.  25 Feb 1995      150.000.000.00
      3.  25 Mar 1995      150.000.000.00
      4.  25 Apr 1995      150.000.000.00
      5.  25 May 1995      150.000.000.00
      6.  25 Jun 1995      150.000.000.00
      7.  25 Jul 1995      300.000.000.00
      8.  25 Aug 1995      350.000.000.00
      9.  25 Sep 1995      350.000.000.00
     10.  25 Oct 1995      350.000.000.00   GH 360880
     11.  25 Nov 1995      350.000.000.00   GH 360881
     12.  25 Dec 1995      350.000.000.00   GH 360882
     13.  24 Jan 1996      350.000.000.00   GH 360883
     14.  24 Feb 1996      350.000.000.00   GH 360884
     15.  26 Mar 1996      350.000.000.00   GH 360885
     16.  24 Apr 1996      350.000.000.00   GH 360886
     17.  25 May 1996      350.000.000.00   GH 360887
     18.  24 Jun 1996      350.000.000.00   GH 360888
     19.  25 Jul 1996      350.000.000.00   GH 360889
     20.  24 Aug 1996      350.000.000.00   GH 360890
     21.  24 Sep 1996      350.000.000.00   GH 360891
     22.  25 Oct 1996      350.000.000.00   GH 360892
     23.  24 Nov 1996      400.000.000.00   GH 360893
     24.  25 Dec 1996      400.000.000.00   GH 360894
     25.  24 Jan 1997      400.000.000.00   GH 360895
     26.  24 Feb 1997      400.000.000.00   GH 360896
     27.  25 Mar 1997      400.000.000.00   GH 360897

          Total          8,600,000,000.00

RHP has paid in full up to the 9th payment, 25 September 1995 the amount of Rp.
2.050.000.000 (two billion fifty million Rupiahs).

                                    Jakarta, 9 November 1995

                                         Receiver,

                                         [Seal]  /s/

                                    Hari Indra Utama Tahir




                                       1